    As filed with the Securities and Exchange Commission on January 25, 1999
                                                     Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  ------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------


                            HARVARD INDUSTRIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

            Delaware                              2522                     21-0715310
(State or Other Jurisdiction of       (Primary Standard Industrial      (I.R.S. Employer
 Incorporation or Organization)        Classification Code Number)      Identification No.)

                                   -----------

             3 Werner Way, Lebanon, New Jersey 08833, (908) 437-4100 (Address, including ZIP code, and telephone number, including area code, of the Registrant's principal executive offices)

                                   -----------
                                Roger G. Pollazzi
                             Chief Executive Officer
                            Harvard Industries, Inc.
                                  3 Werner Way
                            Lebanon, New Jersey 08833
                                 (908) 437-4100
 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)

                                   -----------
                                    Copy To:
                           Christopher E. Manno, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                            New York, New York 10019
                                 (212) 728-8000

                                   -----------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFER TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                                   -----------

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================
                                                                    Proposed          Proposed
                                                   Amount           maximum           maximum          Amount of
      Title of each class of securities             to be           offering         aggregate       Registration
              to be registered                   registered         price(1)       offering price         Fee
--------------------------------------------------------------------------------------------------------------------
14 1/2% Senior Secured Notes due 2003            $25,000,000      $25,000,000       $25,000,000         $6,950
====================================================================================================================

                                   -----------
     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT OFFER THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED


SUBJECT TO COMPLETION, DATED JANUARY 25, 1999.

                            Harvard Industries, Inc.

                          -----------------------------

       Exchange Offer For:      14-1/2% Senior Secured Notes Due 2003


                              THE REGISTERED NOTES

     o The terms of the exchange notes are substantially identical to the outstanding notes, except that the exchange notes will be freely tradable.

     o Coupon interest accrues from November 24, 1998 at the rate of 14-1/2% per annum, payable semi-annually in arrears on each March 1 and September 1, beginning on March 1, 1999.

     o In addition to coupon interest, Cash Flow Participation Interest (as defined in this Prospectus) is payable semi-annually.

     o     The notes will mature on September 1, 2003.

     o The notes are secured by a second priority security interest in substantially all of our tangible and intangible assets and will rank equally with all of our current and future Senior Debt including the Senior Credit Facility (both as defined in this Prospectus).

                               THE EXCHANGE OFFER

     o The Exchange Offer expires at 5:00 p.m., New York City time, on _________ __, 1999 unless extended.

     o The Exchange Offer is not subject to any conditions other than that the Exchange Offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

     o All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

     o Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the Exchange Offer.

     o     We will not receive any proceeds from the Exchange Offer.

     Investment in the Exchange Notes involves certain risks. Consider carefully the risk factors beginning on page __ in this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminaloffense.

                     --------------------------------------

              The date of this Prospectus is ___________ __, 1999.

                              ABOUT THIS PROSPECTUS

     This Prospectus is a part of an S-4 registration statement (the "Registration Statement") that we have filed with the Securities and Exchange Commission (the "SEC") with respect to the 14-1/2% Senior Secured Notes due 2003 (the "Registered Notes"). You should read both this Prospectus and any supplement together with additional information described under "Where You Can Find More Information."

     You should rely only on the information provided or incorporated by reference in this Prospectus or any supplement. We have not authorized anyone else to provide you with additional or different information. The Common Stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of such documents.

     In the event that we are no longer required to file annual, quarterly, proxy statements and other information with the SEC, we have agreed to file with the SEC (unless the SEC will not accept such a filing) and provide to the holders of Notes annual reports and the information, documents and other reports otherwise required pursuant to Sections 13 and 15(d) of the Exchange Act. For additional information, please refer to the section entitled "Description of the Notes -- Certain Covenants -- Reports" located elsewhere in this Prospectus.

     All references in this Prospectus to "Harvard," the "Company," "we," "us," or "our" mean Harvard Industries, Inc. and its subsidiaries.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the SEC. You may read and copy any document we file at the SEC's public reference rooms located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Copies of such material can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Our filings with the SEC are also available to the public on the SEC's Internet web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later will automatically update and supersede this information. The following documents filed by Harvard and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering are incorporated by reference in this Prospectus:

     o Harvard's Annual Report on Form 10-K for the fiscal year ended September 30, 1998;

     o Harvard's Current Reports on Form 8-K filed on October 7, 1998, October 30, 1998 and December 3, 1998.

     You may request a copy of these filings, at no cost, by writing or telephoning us at: Harvard Industries, Inc., 3 Werner Way, Lebanon, NJ 08833,
Attn: Phyllis Morais, Telephone: (908) 437-4157.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

About This Prospectus........................................................ii
Where You Can Find More Information..........................................ii
Prospectus Summary............................................................1
Risk Factors..................................................................8
Use Of Proceeds..............................................................20
Capitalization...............................................................21
Selected Historical Consolidated Financial And Operating Data................22
The Exchange Offer...........................................................24
Description Of The Notes.....................................................32
Description Of Indebtedness Under The Senior Credit Facility.................69
Certain Federal Income Tax Consequences......................................71
Plan Of Distribution.........................................................74
Validity Of The Notes........................................................75
Experts......................................................................75

     UNTIL ________________ 1999 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS, THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                              --------------------

     The Notes will be available initially in book-entry form, and the Company expects that the Notes sold pursuant hereto will be issued in the form of a Global Note (as defined), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depository") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Note representing the Notes will be shown on, and transfers thereof to qualified institutional buyers will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Note, Notes in certificated form will be issued in exchange for the Global Note on the terms set froth in the Indenture (as defined). See "Description of the Notes--Book Entry, Delivery and Form."

                               PROSPECTUS SUMMARY

     Because this is a summary, it does not contain all the information about Harvard that may be important to you. You should read the more detailed information and the financial statements and related notes which are incorporated by reference in this Prospectus. You should read this entire Prospectus and carefully consider the information under the heading "Risk Factors."

General

     Our corporate name is Harvard Industries, Inc. We are headquartered at 3 Werner Way in Lebanon, New Jersey, and are a direct supplier of components for original equipment manufacturers ("OEMs") producing cars and light trucks in North America. In the fiscal year 1998, 82% of our sales were made to General Motors Corporation ("General Motors"), Ford Motor Company ("Ford") and Chrysler Corporation ("Chrysler").

     On May 8, 1997, we filed a petition for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). On November 24, 1998 (the "Effective Date"), we substantially consummated our First Amended Modified Consolidated Plan Under Chapter 11 of the Bankruptcy Code dated August 19, 1998 (the "Plan of Reorganization") and emerged from bankruptcy.

     While we were in bankruptcy proceedings the Bankruptcy Court appointed a Creditors' Committee. The Creditors' Committee was disbanded on the Effective Date. The Creditors' Committee retained Roger Pollazzi as an automotive industry consultant. Mr. Pollazzi acted in this capacity until November 1997, when, with the support of the Creditors' Committee, the Board of Directors appointed him as our Chief Operating Officer. Prior to such appointment, Mr. Pollazzi had served as Chairman of the Board and Chief Executive Officer of The Pullman Company ('Pullman") from 1992 to 1997.

     Shortly after his appointment, Mr. Pollazzi hired approximately fifteen professionals as employees of Harvard to assist him in analyzing our operations, eliminating on-going negative cash flows associated with cash drains at several of our operations and coordinating and implementing our restructuring efforts. Since the Effective Date, our management team includes, in addition to Roger Pollazzi, who now serves as Chief Executive Officer:

     o James Gray, President of Harvard, an automotive executive who previously ran Tenneco Automotive's European Operations as well as the Clevite division of Pullman;

     o Theodore Vogtman, Chief Financial Officer of Harvard, who has over twenty years of industry experience including serving as Chief Financial Officer of Pullman; and

     o Vincent Toscano, Executive Vice President of Strategic Planning of Harvard, who was formerly the Vice President of Operations at Pullman and has over 21 years of experience in the automotive industry.

The Turnaround Business Strategy

     In connection with our reorganization, our new management team has outlined the following turnaround business strategies (together, the "Turnaround Business Strategy") for restoring our profitability:

     o Close and/or Sell Underperforming Facilities: Since taking over in late 1997, the new management team has closed, sold, or is in the process of selling manufacturing facilities that had a combined negative cash flow of $46.7 million in fiscal 1997.

     o Exit Unprofitable Lines of Business: We are exiting unprofitable lines of business that management believes cannot meet their targeted margins. For example:

            - We ceased production at our Harman subsidiary, exiting the molded plastic and die-cast mirror business,

            - We sold the Greeneville, Tennessee plant of Doehler-Jarvis Greeneville, Inc., and

            - We have signed a letter of intent to divest the Tiffin, Ohio plant of Hayes-Albion Corporation and we are negotiating an agreement to sell the Toledo, Ohio plant of Doehler-Jarvis Toledo, Inc.

     o Diversify Product Mix and Customer Base: We are developing business in those segments of the automotive aftermarket and industrial markets where we can take advantage of our core manufacturing competencies and achieve higher profit margins. We will focus on (1) OEM automotive components (i.e., seat brackets, door modules, steering assemblies); (2) the industrial market (i.e., building components, construction equipment, sealing systems, lawn and garden maintenance machinery); and (3) the automotive replacement parts market (i.e., bumper brackets, torque rods and Class-8 truck components).

     o Invest in Management Information Systems: We are in the process of installing a new software package that will provide increased flexibility and enhance our management's access to operating data on a timely basis. Our management has allocated $16.7 million in fiscal years 1998 and 1999 for this project, which will upgrade our information systems and achieve Year 2000 compliance. We spent approximately $7.7 million for Year 2000 compliance in fiscal 1998 and plan to spend approximately $5.8 million in fiscal 1999.

     o Reduce Purchased Material Costs: Our management has been consolidating our purchasing functions and reducing our supplier base to gain economies of scale and significant discounts from our largest suppliers.

The Financings

     Upon our emergence from bankruptcy, we issued $25.0 million of 14 1/2% Senior Secured Notes due September 1, 2003 (the "Old Notes") and entered into a $115.0 million senior secured credit facility with a group of lenders led by General Electric Capital Corporation (the "Senior Credit Facility" and, together with the Notes, the "Financings"). The Senior Credit Facility provided for up to $50.0 million in term loan borrowings and up to $65.0 million of revolving credit borrowings.

     The combined proceeds from the issuance of the Old Notes and term loan borrowings under the Senior Credit Facility were used to:

     o refinance the senior and junior debtor-in-possession credit facilities that provided financing to the Company while we were in bankruptcy proceedings (together, the "DIP Credit Facilities"),

     o pay administrative expenses due under the Plan of Reorganization and pay related fees and expenses,

     o  provide cash for working capital purposes, and

     o  provide funds for general corporate purposes.

     The $65.0 million revolving credit portion of the Senior Credit Facility will be used to finance working capital and other general corporate purposes.

                               The Exchange Offer

The Exchange Offer......................  We are offering to exchange $1,000 principal amount of our 14-1/2% Senior
                                          Secured Notes due 2003 which have been registered under the Securities Act of 1933 (the "New Notes") for each $1,000 principal amount of our outstanding 14-1/2% Senior Secured Notes due 2003 which were issued
                                          November 24, 1998 in a private offering (the "Old Notes"). In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. When the exchange offer is complete, the terms of the New
                                          Notes will be identical in all material respects to the terms of the old notes, except that the New Notes have been registered under the Securities
                                          Act. Therefore, the New Notes will not bear certain legends restricting their transfer.

Minimum Condition.......................  The Exchange Offer is not subject to any minimum amount of Old Notes being tendered for exchange.

Expiration Date.........................  The Exchange Offer will expire at 5:00 p.m., New York City time, on
                                          ________ __, 1999, unless we decide to extend the expiration date.

Exchange Date...........................  We will accept Old Notes for exchange beginning the first business day after the expiration date.

Conditions to the Exchange
   Offer................................  The Exchange Offer is not subject to any condition other than that the
                                          Exchange Offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

Withdrawal Rights.......................  Tenders may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

Federal Income Tax Consequences.........  The exchange of notes will not be a taxable event for United States federal income tax purposes. You will not recognize any taxable gain or loss or any interest income as a result of such exchange.

Certain Representations.................  If you desire to participate in the Exchange Offer, you will be required to make the following representations:

                                          o  You must represent that you are not one of our "affiliates" (as defined in Rule 405 of the Securities Act).

                                          o  You must represent that you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the New Notes.

                                          o  You must represent that you are acquiring the New Notes in the ordinary course of your business.

Transfer Restrictions on New Notes......  We believe that the registered notes issued in the Exchange Offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the
                                          Securities Act of 1933 provided that:

                                          o  the registered notes are being acquired in the ordinary course of your business;

                                          o  you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of registered notes issued to you; and

                                          o  you are not an "affiliate" of ours.

                                          If our belief is inaccurate and you transfer any registered note issued to you without delivering a prospectus meeting the requirements of the
                                          Securities Act of 1933 or without an exemption from registration of your notes from such requirements, you may incur liability under the Securities
                                          Act of 1933. We do not assume or indemnify you against such liability.

                                          Each broker-dealer that is issued registered notes in the Exchange Offer for its own account in exchange for outstanding notes which were acquired by that broker-dealer as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the
                                          Securities Act of 1933, as amended, in connection with any resale of the registered notes issued in the Exchange Offer. A broker-dealer may use this Prospectus for an offer to resell, resale or other retransfer of the registered notes issued.

Effect on Holders of Old Notes..........  You are entitled to exchange your outstanding notes for registered notes with substantially identical terms. The Exchange Offer is intended to satisfy these rights. After the Exchange Offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes. If you do not tender your old notes, or if your old notes are tendered but unaccepted, your Old Notes will be subject to the restrictions on transfer provided for in the Old Notes. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Notes remaining outstanding after cosummation of the Exchange Offer could be adversely affected.

                                  The New Notes

Issuer..................................  Harvard Industries, Inc.

Maturity................................  September 1, 2003.

Interest................................  Coupon interest accrues from November 24, 1998 at the rate equal to the sum of of 14-1/2% per annum on the principal amount of Notes outstanding, payable semi-annually in arrears on each March 1 and September 1, beginning on March 1, 1999. In addition to Coupon Interest, Cash Flow
                                          Participation Interest ia paid semi-annually. Cash Flow Participation
                                          Interest is equal to the product of the Consolidated Cash Flow (as defined in this Prospectus under the heading "Description of the Notes") for the six month period ending on December 1 (for interest payments due March 1)
                                          or on June 30 (for interest payments due September 1) and the applicable percentage as set forth below:

                                          Interest Payment Date             Percentage
                                          ---------------------             ----------
                                          March 1, 1999                       2.00%
                                          September 1, 1999                   2.00%
                                          March 1, 2000                       2.50%
                                          September 1, 2000                   2.50%
                                          March 1, 2001                       3.50%
                                          September 1, 2001                   3.50%
                                          March 1, 2002                       4.50%
                                          September 1, 2002                   4.50%
                                          March 1, 2003                       4.50%
                                          September 1, 2003                   4.50%


Ranking.................................  The New Notes:

                                          o  are secured by a second priority security interest in substantially all of our tangible and intangible assets;

                                          o  rank equal in right of payment with all of our current and future
                                             Senior Debt including the Senior Credit Facility (both as defined in this Prospectus);

                                          o  are senior in right of payment to all of our existing and future subordinated indebtedness;

                                          o  will be effectively subordinated to the Senior Credit Facility to the extent of the value of the working capital and fixed assets securing the Senior Credit Facility.

Mandatory Redemption....................  Except (i) with respect to a Special PIK Redemption (as defined herein)
                                          and (ii) upon a change of control, as set out under "Change of Control"
                                          below, the Company will not be required to make mandatory redemption with respect to the Notes.

Optional Redemption.....................  Before September 1, 2001, the notes will be redeemable, in whole or in part, at our option, upon not less than 30 and no more than 60 days' prior notice on any March 1, June 1, September 1 or December 1 of any year at a redemption price equal to 100% of the principal amount plus a make-whole premium, plus accrued and unpaid interest and liquidated damages.

                                          These terms are more fully described in this Prospectus under the heading
                                          "Description of the Notes--Optional Redemption." On or after September 1,
                                          2001, the notes will be redeemable, at our option, in whole or in part, upon not less than 30 and not more than 60 days' prior notice, at the redemption prices as set forth below:

                                          o  107.250% of the principal amount plus accrued and unpaid interest and liquidated damages if redeemed during the twelve-month period beginning on September 1, 2001; and

                                          o  103.625% of the principal amount plus accrued and unpaid interest and liquidated damages if redeemed during the twelve-month period beginning on September 1, 2002.

Change of Control.......................  Upon a change of control of Harvard Industries, Inc., we are required to make an offer to purchase the registered notes from you at a purchase price in cash equal to 101% of their aggregate principal amount on the date of purchase, plus accrued and unpaid interest and liquidated damages, if any.

Guarantees..............................  The New Notes are guaranteed jointly and severally by our domestic subsidiaries. These guarantees are:

                                          o  secured by substantially all of our tangible and intangible assets.

                                          o  senior obligations of the subsidiaries;

                                          o  rank equally in right of payment with all existing and future Senior
                                             Debt of such subsidiaries (including debt under the Senior Credit
                                             Facility); and

                                          o  rank senior to all existing and future subordinated debt of such subsidiaries.

Collateral..............................  The New Notes are secured, subject to certain liens, by a second priority security interest (second to the liens securing the Senior Credit
                                          Facility) in substantially all of our working capital and fixed assets and all the proceeds of these assets (the "Collateral"). These assets include all accounts receivable, equipment, real property, intellectual property and all of the capital stock of our subsidiaries.

Covenants...............................  The indenture under which the Old Notes have been and the New Notes are being issued (the "Indenture") contains certain covenants for your benefit which, among other things and subject to certain exceptions, restrict our ability and the ability of our subsidiaries to:

                                          o  pay dividends or make certain other restricted payments;

                                          o  incur additional indebtedness and issue preferred stock;

                                          o  create certain liens;

                                          o  enter into certain transactions with affiliates;

                                          o  sell assets;

                                          o  enter into cerain mergers and consolidations;

                                          o  engage in sale-leaseback transactions;

                                          o  restrict dividends and other payments from subsidiaries; and

                                          o  engage in business activities other than those in which we engage or are currently contemplating engaging in.

                                          The Indenture also contains certain covenants which require us to maintain a leverage ratio and an interest coverage ratio as described under the section "Description of Notes--Certain Covenants."

                                          In addition, the Indentrue provides that under certain circumstances, we will be required to offer to purchase the Notes with net cash sales and other dispositions of assets at a price equal to 100% of the principal amount of the Notes. This requirement is discussed in this Prospectus under the section "Description of Notes--Certain Covenants" and "--
                                          Repurchase at the Option of Holders--Asset Sales."

                                          The Indenture allows modification and amendment of these and other covenants by a vote of holders of a majority in aggregate principal amount of the Notes. Also, holders of a majority in aggregate principal amount of the Notes may waive our compliance with certain other restrictive covenants in the Indenture.

Use of Proceeds.........................  We will not receive any proceeds from the Exchange Offer.



     For additional information regarding the Notes, see "Description of the Notes" and "Certain Federal Income Tax Consequences."

                                  Risk Factors

     See "Risk Factors" immediately following this summary for a discussion of certain factors that you should consider in connection with your investment in the New Notes to be issued in the Exchange Offer.

                                  RISK FACTORS

     Before tendering their Old Notes for the New Notes offered in this Prospectus, holders of the Old Notes should carefully consider the following risk factors which (other than "Consequences of Failure to Exchange" and "Absence of a Public Market for the New Notes; Possible Volatility of Note Price") are generally applicable to the Old Notes as well as to the New Notes. Holders of the Old Notes should also consider the other information contained and incorporated by reference in this Prospectus before purchasing the New Notes. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

     This Prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. We consider forward-looking statements to be those statements regarding our intentions, beliefs or current expectations with respect to our future operating performance. Forward-looking statements may include, but are not limited to, projections of capital expenditures, plans for future operations, financing needs or plans, compliance with covenants in loan agreements, sales of assets or businesses, plans relating to our products or services, assessments of materiality, predictions of future events, and the ability to obtain additional financing, including our ability to meet obligations as they become due, and pending and possible litigation. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate" or "believe" as well as the negative of these terms, variations of these terms, or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. The most significant of such risks, uncertainties and other factors are discussed below and you are urged to carefully consider such factors. Additional risks and uncertainties are detailed in our filings with the SEC. We do not have any obligation to update forward-looking statements.

     Important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements") are disclosed in this Prospectus including those accompanying the forward-looking statements used in the "Prospectus Summary" and "Risk Factors" sections and in all other sections of this Prospectus. All of our subsequent written and oral forward-looking statements, or statements of persons acting on our behalf, are expressly qualified in their entirety by the Cautionary Statements.

Consequences of Failure to Exchange

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes set forth in the legend printed on the Old Notes. The issuance of the Old Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws resulted in these restrictions on the Old Notes. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, unless they are offered or sold under an exemption from the Securities Act. Except under certain limited circumstances, we do not intend to register the Old Notes under the Securities Act.

     In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of New Notes may be deemed to have received restricted securities. If this is the case, the holder will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Notes not tendered and the price at which they may be sold, could be adversely affected. See "The Exchange Offer."

Substantial Leverage

     As a result of the Financings, we are highly leveraged and, after giving pro forma effect to the Financings, we would have had total indebtedness of $75 million at September 30, 1998 (of which (i) $50 million would have consisted of indebtedness under the Senior Credit Facility and (ii) $25 million would have consisted of the Notes) and equity of $175 million. Our earnings were insufficient to cover fixed charges for our fiscal years ended September 30, 1998, September 30, 1997 and September 30, 1996 by $49,497, $398,367 and
$53,062, respectively. Under certain conditions, we will be permitted to incur additional indebtedness in the future. See "Description of Notes--Incurrence of Indebtedness and Issuance of Preferred Stock."

     Our ability to pay principal of and interest and premium, if any, on the Notes and to satisfy our debt service obligations under the Senior Credit Facility will depend upon the future operating performance of our subsidiaries. This operating performance will be affected by economic conditions in the markets they serve and financial, business and other factors, many of which are beyond their control. Based upon the current level of operations, our management believes that cash flow from operations and available cash, together with available borrowings under the Senior Credit Facility, will be adequate to meet our future liquidity needs for at least the next twelve months.

     For fiscal years 1998, 1997 and 1996 we had net losses of $56 million, $389 million and $69 million, respectively. If our cash flow and capital resources are insufficient to pay for our debt obligations, we may be forced to reduce or delay planned expansion or capital expenditures, sell assets, obtain additional equity capital or restructure our indebtedness. There can be no assurance that our operating results, cash flow and capital resources will be sufficient for payment of our debt in the future. This includes the Notes and our other liquidity needs. We may need to refinance all or a portion of the principal of the Notes on or prior to their maturity. We cannot assure you that we will be able to refinance the Notes. If we are able to refinance the Notes, we cannot assure you it will be on commercially reasonable terms.

     The degree to which we are leveraged could have important consequences to holders of the New Notes, including, but not limited to:

     1) making it more difficult for us to satisfy our obligations with respect to the New Notes;

     2) limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we compete and increasing our vulnerability to general adverse economic and industry conditions;

     3) limiting our ability to obtain additional financing we may need to fund future working capital, capital expenditures or other corporate requirements;

     4) imposing a higher interest expense in the event of an increase in interest rates because certain of our borrowings will be based on variable interest rates;

     5) requiring the dedication of a substantial portion of our cash flow from operations to the payment of principal of and interest on our debt. This will reduce the availability of such cash flow to fund working capital, capital expenditures or other general corporate purposes;

     6) restricting our ability to acquire other businesses in the future; and

     7) placing us at a competitive disadvantage compared to competitors who are less leveraged and have greater financial and other resources.

     In addition, the Indenture and the Senior Credit Facility contain financial and other restrictive covenants that limit our ability to, among other things, borrow additional funds. Our failure to comply with these covenants could result in an event of default. If we do not cure or waive the event of default, we could suffer a material adverse effect. In addition, the degree to which we are leveraged could prevent us from repurchasing all of the Notes tendered to us upon a Change of Control. See "Description of Indebtedness Under the Senior Credit Facility" and "Description of Notes-Repurchase at the Option of Holders-Change of Control."

Second Priority Security Interest; Collateral

     The Notes are secured by a second priority security interest in the Collateral under the Collateral Agreement and the other Security Documents (both as defined in this Prospectus under the heading "Description of the Notes"). Indebtedness outstanding under the Senior Credit Facility is secured by a first priority security interest in the Collateral. In each case security is subject to certain existing and permitted liens. In addition, the security interest is subject to an Intercreditor Agreeement that we entered into with the Trustee, the Collateral Agent, and the Administrative Agent (each as defined in this Prospectus under the heading "Description of the Notes"). The Intercreditor Agreement provides for the allocation of rights among the Trustee and all other parties with respect to the Collateral and for enforcement provisions with respect to these rights. The proceeds from the sale of the Collateral, in the event there is a foreclosure on the Collateral, may not be sufficient to satisfy our obligations under both the Notes and the indebtedness outstanding under the Senior Credit Facility. This is because proceeds from the sale of the Collateral would be distributed first to satisfy certain outstanding secured obligations and then to satisfy our obligations under the Senior Credit Facility before they would be distributed to holders of the Notes. Accordingly, we cannot assure you that there will be sufficient funds available to repay the Notes after payment in full of debt outstanding under the Senior Credit Facility. See "Description of Notes--Collateral" and "--Intercreditor Agreement."

     You should not rely upon the book value of the Collateral as a measure of the value of such collateral in the event of a foreclosure sale, and we have not had any appraisals of the Collateral prepared in connection with the Exchange Offer. The amount to be received upon a sale of the Collateral would depend on a number of factors, including the timing and the manner of the sale. By its nature, certain portions of the Collateral will be illiquid and may have no readily ascertainable market value. As a result, we cannot assure you that the Collateral can be sold in a short period of time. In addition, a significant portion of the Collateral includes assets which may only be usable as part of our existing operating businesses. Accordingly, any such sale of the Collateral, including any real property portion, separate from the sale of certain of our operating businesses, may not be possible. If it is possible, the sale may be of insignificant value. In addition, to the extent that third parties enjoy Permitted Liens (as defined in this Prospectus under the heading "Description of the Notes"), these parties may have rights and remedies with respect to the property that, if exercised, could adversely affect the value or availability of the Collateral. See "Description of Notes--Certain Covenants--Liens."

     Under the Intercreditor Agreement and the Collateral Agreement, the Loan Collateral Agent (as defined in this Prospectus under the heading "Description of the Notes"), for the benefit of the lenders under the Senior Credit Facility is the only one who holds:

     o  the control of foreclosure proceedings;

     o  the enforcement and amendment of the Collateral Agreement; and

     o  the right to take other actions with respect to the Collateral.

     Under certain conditions, the Loan Collateral Agent will be able to release Collateral, from time to time, in whole or in part. In such event and upon satisfaction of these certain conditions, the Collateral released will be automatically released as security for the New Notes without any action on the part of the Trustee or the holders. See "Description of Indebtedness Under the Senior Credit Facility--Collateral."

Effect of Future Bankruptcy upon Exercise of Remedies

     The Collateral Agent's right to repossess and dispose of the Collateral upon the occurrence of an Event of Default (as defined in this Prospectus under the heading "Description of the Notes") is likely to be significantly impaired by certain bankruptcy laws if we commence, or have commenced against us, a future bankruptcy proceeding prior to the Collateral Agent having repossessed and disposed of the Collateral. Under the Bankruptcy Code, a secured creditor, such as the Collateral Agent, can only 1) repossess its security from a debtor in a bankruptcy case or 2) dispose of security repossessed from such debtor if the secured creditor has bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use such collateral even though the debtor is in default under applicable debt contracts, provided that the secured creditor is given "adequate protection" as such term is interpreted by the relevant bankruptcy court. Because 1) the term "adequate protection" is not given a precise definition and varies according to the circumstances and 2) in view of the broad discretionary powers of a bankruptcy court, it is impossible to predict:

     o how long payments under the Indenture could be delayed following the start of a bankruptcy case;

     o whether or when the Collateral Agent could repossess or dispose of the Collateral; or

     o whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

     In addition, any disposition of the Collateral would also require approval of the Bankruptcy Court.

Holding Company Structure; Pari Passu Debt of Subsidiary Guarantors

     Our operations are substantially conducted through our subsidiaries, and, therefore, we are dependent on the cash flow of our subsidiaries to meet our obligations, including our obligations under the Notes. Our obligations under the Notes are guaranteed by each of the Subsidiary Guarantors (as defined in this Prospectus under the heading "Description of the Notes") on a senior basis. At September 30, 1998 on a pro forma basis and after giving effect to the Financings and the effectiveness of the Plan of Reorganization, we and our subsidiaries on a consolidated basis would have had Senior Debt of approximately $75.0 million (this does not include the $65.0 million revolving portion of the Senior Credit Facility, which is undrawn, except for approximately $12.5 million of stand-by letters of credit that were outstanding). Under certain limited conditions, the Indenture and the Senior Credit Facility permit us to incur additional indebtedness. If one of the Subsidiary Guarantors undergoes a bankruptcy, liquidation or reorganization, holders of that Subsidiary Guarantor's senior indebtedness will have a claim to the assets of such subsidiary that is equal with the interest of the holders of the New Notes in those assets. See "Description of Notes--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and "Description of Indebtedness Under the Senior Credit Facility."

Fraudulent Conveyance

     If our unpaid creditors or those of the bankrupt subsidiary commence (or someone commences on their behalf) a bankruptcy case or lawsuit any debt incurred by us or any of the Subsidiary Guarantors may be subject to review under the Bankruptcy Code or relevant state fraudulent conveyance laws. Under these laws and in that situation, if a court were to find that, at the time that we or any of the Subsidiary Guarantors incurred the debt:

     (1) we incurred such debt with the intent of hindering, delaying or defrauding current or future creditors, or

     (2) (a) we received less than reasonable equivalent value or fair consideration for incurring such debt and

         (b) we:

                  (i) were insolvent or were rendered insolvent by reason of the Notes (in the case of the Company) or the Guarantees (in the case of Subsidiary Guarantors);

                  (iii) were engaged, or about to engage, in a business or transaction for which our assets constituted unreasonably small capital;

                  (iii) intended to incur, or believed that we would incur, debts that were beyond our ability to pay when they matured (as the relevant fraudulent transfer or conveyance statutes define or interpret all of the above mentioned terms); or

                  (iv) were a defendant in an action for money damages, or had a judgment for money damages docketed against us (if unsatisfied after final judgment),

     then such court could avoid or subordinate the amounts owing under the New Notes (in the case of the Company) or the Guarantees (in case of the Subsidiary Guarantors), to existing and futrue debt of the Company or the Subsidiary Guarantors. The court could also take other actions detrimental to the holders of the New Notes.

     The measure of insolvency for purposes of the above listed considerations will vary depending upon the law of the jurisdiction that is being applied. Generally, however, an entity would be considered insolvent if, at the time it took on additional debt, either:

     (1) the sum of its debts (including contingent liabilities) is greater than its assets, at a fair valuation, or

     (2) the value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become due.

     We cannot assure you what standards a court would use to determine whether we or the Subsidiary Guarantors were solvent at the relevant time. Whatever standard was used, we cannot assure you that the New Notes or the Guarantees would not be avoided or subordinated on one of the other grounds listed above. In giving their opinions in connection with the Exchange Offer, counsel will not express any opinion as to the applicability of Federal or state fraudulent transfer and conveyance laws.

     We and the Subsidiary Guarantors believe that at the time we initially incurred the obligations under the Old Notes or the Guarantees, as the case may be, we and the Subsidiary Guarantors together:

     (i) were

         (a) in possession of sufficient capital to run our businesses effectively and

         (b) incurring debts within our ability to pay as the same become due;

     (ii) were not insolvent nor rendered insolvent by incurring the obligations; and

     (iii) had sufficient assets to satisfy any probable money judgment against us in any pending action.

     In reaching these conclusions, we and the Subsidiary Guarantors have relied upon our analysis of internal cash flow projections and estimated values of assets and liabilities of the Subsidiary Guarantors. We cannot assure you that a court ruling on such questions would reach the same conclusions. The obligations of the Subsidiary Guarantors under the Guarantees will be limited so as not to constitute a fraudulent conveyance under applicable law.

Restrictive Debt Covenants

     The Indenture and the Senior Credit Facility contain covenants that restrict, among other things, our ability to:

     o  incur additional debt;

     o  pay dividends;

     o  make certain investments and capital expenditures;

     o  enter into transactions with affiliates;

     o allow our Restricted Subsidiaries (as defined under the heading "Description of the Notes") to make certain payments;

     o  make certain asset sales;

     o merge or consolidate with, or transfer substantially all of our assets to another person;

     o  encumber assets under certain circumstances; or

     o  restrict dividends and other payments from Restricted Subsidiaries.

     Under the Senior Credit Facility and the Indenture, we are also required to maintain specific financial covenants, including a minimum fixed charge coverage ratio and maximum leverage ratio (each as defined in the Senior Credit Facility and the Indenture). We cannot assure you that our future operating results will be sufficient to enable us to comply with such covenants We also cannot assure you that if we do default on such covenants that we will be able to remedy such default. See "Description of Indebtedness Under the Senior Credit Facility" and "Description of Notes--Certain Covenants."

Limitation on Change of Control Offer

     Upon the occurrence of a Change of Control, each holder of Notes will have the right to require us to purchase all or a portion of the holder's Notes at a price equal to 101% of the aggregate principal amount plus any accrued and unpaid Interest and Liquidated Damages (as defined in this Prospectus under the heading "Description of the Notes"). If we are involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that does not result in a Change of Control, the provisions of the Indenture may not protect holders.

     A Change in Control may result in a default under the Senior Credit Facility. Upon a default under the Senior Credit Facility or other future Senior Debt, the lenders involved could prohibit us from repurchasing the Notes. They could also require the payment in full of all such Senior Debt before allowing us to repurchase the Notes. The Indenture requires that prior to a repurchase of the Notes upon a Change of Control, we must either repay all outstanding indebtedness under the Senior Credit Facility or obtain any required consent to such a repurchase. If we do not obtain such consent or repay our outstanding indebtedness under the Senior Credit Facility, we would be prohibited from offering to purchase the Notes. In such case, our failure to offer to purchase the Notes could become an Event of Default under the Indenture. If a Change of Control were to occur, we cannot assure you that we would have sufficient financial resources or that we would be able to arrange financing to repay all of our obligations under the Senior Credit Facility, the Indenture and other debt that may become payable upon the occurrence of such Change of Control. See "Description of Indebtedness Under the Senior Credit Facility" and "Description of Notes-Repurchase at the Option of Holders-Change of Control."

Absence of a Public Market for the Notes; Possible Volatility of Note Price

         The New Notes are new securities for which there is currently no market. We do not intend to apply for listing of the New Notes on any securities exchange or for the inclusion of the New Notes in any automated quotation system.

Accordingly, we cannot assure you as to the development or liquidity of any market for the New Notes. If a market for the New Notes were to develop, the New Notes could trade at prices that may be higher or lower than the initial offering price of the Old Notes depending upon many factors, including: 1) prevailing interest rates, 2) our operating results and 3) the markets for similar securities. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. Even if a market for the New Notes were to develop, we cannot assure you that such a market would not be subject to similar disruptions.

Emergence from Bankruptcy

     We emerged from bankruptcy on November 24, 1998 (the "Effective Date"). Our experience in and recent emergence from bankruptcy may affect our ability to negotiate favorable trade terms with manufacturers and other vendors. Our experience in bankruptcy could also have an adverse impact on our ability to secure new purchase orders with current and prospective customers. The failure to obtain favorable terms from suppliers or new business from current and prospective customers could have a material adverse effect on our operations, business or financial condition.

     In particular, the fact that we have been in bankruptcy has had a negative impact on our results of operations and may also negatively affect our ability to win new business in the future. In general, there is a delay of between two to four years after an OEM supplier is awarded a contract to supply components for a new OEM platform to the time when they make sales of the components. During this period of delay, automotive component suppliers must bear considerable design and development costs associated with the new platform. Because of these considerable costs and our having been in bankruptcy, OEMs have been reluctant to award new business to us until we demonstrate that our reorganization has been successfully completed and that our reorganization allows for our long term viability. As a result, we have not been awarded contracts for new platforms that we might otherwise have been able to win had we not been in bankruptcy.

History of Net Losses

     We experienced losses for three of the last five fiscal years. For the fiscal year 1996 we had net losses of $69 million, for fiscal year 1997 we had net losses of $389 million, and for the fiscal year 1998 we had net losses of $56 million. These losses have been primarily due to operating inefficiencies and losses associated with our operations that we had designated for sale or wind-down. If we continue to experience net losses, we will be required to find additional sources of financing to fund our operating deficits, working capital requirements, anticipated capital expenditures and financing commitments. The additional financing we need may not be available at the time we require it. In addition, the financing may only be available on terms that we find unacceptable.

Limitation on Use of Net Operating Losses and Built-in Losses; Cancellation of Indebtedness Income

     Under the Internal Revenue Code of 1986, as amended (the "Code"), our use of net operating loss ("NOL") carry forwards against future taxable income is subject to limitation if we experience an "ownership change" as defined in the Code (the "Section 382 Limitation").

     As a result of the implementation of the Plan of Reorganization, we expect to undergo an "ownership change" (generally, a greater than 50 percentage point change in ownership). As a result, our ability to use all of our NOLs (and "recognized built-in losses," if any) in taxable years beginning after the Effective Date (and a portion of the taxable year which includes the Effective
Date) will become subject to the Section 382 Limitation. Under this provision, the income that may be offset by NOL carryovers that occur prior to the Effective Date should generally be limited to the product of:

     (1) a rate set by the U.S. Treasury Department (5.02% on the Effective Date) and

     (2) the lower of (a) the value of the Company's assets immediately prior to the ownership change, determined without regard to liabilities, or (b) the aggregate new stock value immediately after the ownership change.

     The Section 382 Limitation may also apply to the use of "recognized built-in losses" to offset other income during the five-year period after the Effective Date. The built-in loss limitation will apply if the excess of our tax basis in our assets over the fair market value of such assets as of the Effective Date exceeds the lesser of $10.0 million or 15% of the fair market value of the assets before the ownership change. Section 382 also limits our ability to take depreciation or amortization charges with respect to its built-in loss assets. The annual limitation on our ability to use our NOLs (and recognized built-in losses, if any) may be significant.

     Cancellation of indebtedness income that arises in a case under the Bankruptcy Code is not includable in gross income but it does reduce tax attributes of the taxpayer, including NOLs. The Plan of Reorganization discharged certain general unsecured claims, in particular the 12% Senior Notes due 2004 and 11 1/8% Senior Notes Due 2005. This discharge will result in the realization of cancellation of indebtedness income, which will reduce our tax attributes by the difference between the fair market value of the consideration paid and the amount of the discharged indebtedness.

Inability to Compare Financial Information

     We will be unable to compare information reflecting our results of operations and financial condition after the Effective Date to prior periods due to:

     (1) the replacement of the management team and the restructuring of our core operations and general and administrative activities;

     (2) our bankruptcy proceedings, including the costs and expenses of these proceedings as well as the effect of settlements of certain related liabilities; and

     (3) our application of Fresh Start Reporting in accordance with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" (SOP 90-7).

     Under SOP 90-7, our equity will be restated at "reorganization equity value," a value which was determined by the financial advisors to the Creditors' Committee under the Plan of Reorganization. In addition, because we have been in a restructuring phase and have continued to incur costs and expenses relating to our bankruptcy proceedings, the results of operations since May 1997 may not indicate our future performance.

Risks Associated with Execution of the Turnaround Business Strategy

     The Turnaround Business Strategy includes a substantial restructuring of our revenue and customer base. As a result, our value and profitability depend on our ability to successfully implement the Turnaround Business Strategy. Our success will also depend on our ability to do each of the following in a timely manner:

     o  terminate existing unprofitable contracts and purchase orders;

     o  attract new business or customers;

     o produce and sell new products at projected margins and at competitive prices;

     o  attract key new personnel for our manufacturing facilities;

     o dispose of old customer orders, enabling us to utilize capacity for new business efficiently;

     o develop or acquire a distribution network for after-market and industrial products; and

     o appropriately measure the impact of the Turnaround Business Strategy on relations with current customers.

     We cannot assure you that the Turnaround Business Strategy will be successful. Also, we may be unable to operate profitably even if the Turnaround Business Strategy is successfully implemented. If the Turnaround Business Strategy is not successful we may be unable to generate sufficient operating funds to pay our outstanding obligations, including principal and interest in respect of the Notes and indebtedness under the Senior Credit Facility. If this is the case, the alternative financing we need may not be available at the time we require it. In addition, that financing may only be available on terms that we find unacceptable.

Substantial Capital Requirements; Capital Expenditure Program

     We operate in an industry which requires significant capital investment. We are also required to make capital expenditures to upgrade our facilities. We believe that our competition will continue to invest heavily to achieve increased production efficiencies and to improve product quality. During the past few years, the Company has put off certain capital expenditures because of financial constraints.

     Our ability to compete in such a competitive environment will depend on our ability to make major capital expenditures over the next several years. These expenditures are necessary to service existing business, enter new markets and remain competitive in existing markets. We expect, based on current information, that our capital expenditures will total approximately $29 million in 1998 and $20 million in 1999. In addition, through the year

2002 (including the year 1998), we expect that capital expenditures will be approximately $110 million. Our ability to make necessary capital expenditures may be adversely affected if (1) we are unable to produce sufficient cash flows from our operations, or (2) we are unable to raise sufficient debt or equity capital on terms that we consider acceptable.

Risks in the Automotive Industry

     We sell primarily to customers in the North American automobile and light truck manufacturing industry. Direct sales of our products to the North American automobile and light truck manufacturing market accounted for approximately:

     o  92% of net sales for our fiscal year ended September 30, 1998;

     o  98% of net sales for our fiscal year ended September 30, 1997; and

     o  96% of net sales for our fiscal year ended September 30, 1996.

     The strength or weakness of the North American automobile and light truck manufacturing industry and events, such as regulatory requirements, trade agreements and labor disputes affect demand for some of our products. One such labor dispute was settled in the third quarter of 1998 after a 54 day strike at General Motors. The General Motors strike reduced our sales revenue by approximately $14 million and reduced our operating income by $5.4 million.

     In addition, automotive sales and production are cyclical and seasonal and depend upon general economic conditions. A decline in automotive production and sales would likely affect the sales of components, tools and services to vehicle manufacturers and their dealerships, and also the sales of components, tools and services to aftermarket customers. Our results of operations and our financial condition may decline if there is a decline in automotive sales and production. In addition, if we fail to respond when demand in the market changes our results of operations could be adversely affected in any given quarter.

Trends that Produce Risk in the Automotive Industry

     In the late 1980's and early 1990's, U.S. automakers made a number of significant changes in their sourcing procedures which have placed greater business and financial risk on us as automotive component suppliers. These changes include:

     o  increasing focus on suppliers' costs and improving quality performance;

     o requiring component suppliers to bear a greater proportion of the burden of design and development costs; and

     o consolidating the number of suppliers with which U.S. automakers place purchase orders.

     Some of our products are sold under agreements that require us to provide annual cost reductions to OEMs by certain percentages each year. These reductions come directly through price reductions or indirectly through suggestions for manufacturing efficiencies or other cost savings. If we are unable to generate sufficient cost savings in the future to offset such price reductions, our profit margins could be adversely affected.

     In addition, OEMs are requiring potential suppliers of components to become involved earlier in and share a greater proportion of the costs of the design and development process for new platforms. They are also requiring suppliers to develop integrated systems or modules rather than merely manufacturing separate parts. OEMs expect the component supplier to manage the entire development cycle (a cycle lasting two to four years) of the product or system, including:

     o  design and engineering,

     o  production of prototypes,

     o  design validation, and

     o design of tooling and completion of manufactured products and integrated systems of products.

     The ability to become involved earlier in the design and development process for new platforms is an important factor in winning new business from the OEMs. This trend places greater pressure on automotive component suppliers and shifts a larger part of the cost of research and development and design and capital outlays for such new platforms and systems onto component suppliers. In addition, this trend has had a relatively greater impact on us than on many of our competitors because of OEMs' reluctance to award new business to the Company due to its emergence from bankruptcy. We may be unable to become involved earlier in the design and development process for new platforms. Even if we are successful in becoming involved earlier in such processes, we may be unable to generate sufficient cash or have financing available to fund the greater costs associated with this effort.

     As a result of all these trends, the automotive supply industry is experiencing a period of significant consolidation. As part of OEMs' efforts to reduce costs and improve quality, U.S. automakers are reducing their supplier base by awarding contracts to full-service suppliers who are able to provide design, engineering and program management capabilities as well as meet cost, quality and delivery requirements. This trend has also resulted in greater competition from larger companies with greater financial and other resources. As a result, if we are unable to have the financial flexibility to make the necessary capital expenditures or to make acquisitions to grow our business, we may be unable to remain competitive and viable in the component supplier industry.

     Finally, foreign automotive manufacturers have gained a significant share of the U.S. market, both from export sales as well as the more recent opening of domestic manufacturing facilities. Between 1985 and 1997, sales of automobiles from foreign car makers with U.S. manufacturing facilities increased from 2.0% to 20.5% of the North American market. The growth of such "transplant" sales has resulted, and will likely continue to result in, a loss of market share for U.S. automakers. As a result, we, and other component suppliers, will experience an adverse effect because most of our current customers are U.S. automakers. Although we plan to solicit additional business from foreign automakers, we may be unsuccessful in doing so or such additional business may fail to make up for lost business that we have already experienced.

Risks Associated with Obtaining Business for New and Redesigned Model Introductions

     We compete for new business at the beginning of the development of new models and upon the redesign of existing models by our major customers. New model development begins two to five years prior to the marketing of such models to the public, with existing business lasting for the model life cycle. To meet the needs of customers with changing products, we need to implement new technologies and manufacturing processes when launching our new products. Moreover, in order to meet our customers' requirements, we may be required to supply our customers regardless of cost. As a result, we may suffer an adverse impact to our operating profit margins. Although our management believes it has implemented manufacturing processes that adapt to the changing needs of our customers, we still may encounter difficulties which could have an adverse affect when implementing new technologies in future product launches.

Reliance on Major Customers

     Our largest customers are General Motors, Ford and Chrysler. For the fiscal year 1998, General Motors accounted for approximately 39% of our consolidated net sales, Ford accounted for approximately 34% of our consolidated net sales and Chrysler accounted for approximately 10% of our consolidated net sales. Our purchase orders from our customers generally provide for supplying the customer's annual requirements for a particular model or assembly plant, rather than for manufacturing a specific quantity of products. These contracts are renewable on a year-to-year basis. If we lose any one of our major customers or suffer a significant decrease in demand for certain key models or a group of related models sold by any of our major customers, it could have a material adverse effect on our results of operations.

Dependence on Key Personnel

     We believe that our future success will depend in large part on the abilities and continued service of our executive officers and other key employees. In particular, this means Roger Pollazzi, who serves as Chairman and Chief Executive Officer and the senior management team. We may be unable to retain the services of Mr. Pollazzi and other key personnel. The loss of any key executive officers or employees, including Mr. Pollazzi, could have a material adverse effect on our business.

Environmental Matters

     Our operations are subject to a variety of local, state and federal laws governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials. Although we have made and will continue to make significant expenditures relating to our environmental compliance obligations, there may be times when we are not in compliance with all these requirements. We spent $2.7 million in cash in fiscal year 1996, $1.7 million in cash in fiscal year 1997 and $0.1 million in cash in fiscal year 1998 on environmental remediation costs and related expenses.

     In connection with historical and current operations involving our use and disposal of hazardous materials, we have been identified as a defendant or potentially responsible party in a variety of environmental matters. These include contractual indemnity and statutory cost recovery litigation involving current and former operating facilities as well as waste disposal sites. We have asserted counterclaims and cross-claims relating to the properties involved and other properties where we believe that the original plaintiffs, as well as other parties, are liable for certain investigative and remedial costs that have been or may be incurred. In addition, we believe that all claims for costs related to off-site disposal or formerly owned properties will be discharged by the bankruptcy.

     We are also conducting remedial activities at certain current and former facilities under governmental orders and private contractual agreements. We have granted access to the Michigan Department of Environmental Quality at our Hayes-Albion Corporation plant in Jackson, Michigan for an investigation of the plant's use and disposal of chlorinated solvents. The investigation is in connection with the Department's evaluation of an area-wide groundwater contamination problem. We may be subject to injunctive orders requiring remediation of this property. In addition, the State of Ohio has filed a complaint in state court in Ohio seeking penalties and injunctive relief arising out of alleged air emission violations at our Tiffin, Ohio facility.

     Furthermore, we are aware of certain currently owned facilities that are not required to be remediated at the present time but that could possibly require remediation activity in the future. We believe we have provided adequate reserves (estimated to be approximately $8.5 million upon consummation of the Plan of Reorganization) for our share of potential costs associated with the clean-up of hazardous substances at various sites. However, we cannot assure you that the reserved amounts will be sufficient to satisfy our obligations. Changes in existing environmental laws or their interpretation and more rigorous enforcement by regulatory authorities may give rise to additional expenditures, compliance requirements or liabilities that could have a material adverse effect on our business, financial condition and results of operations.

     Finally, the discovery of additional environmental liabilities related to our historical operations involving the use and disposal of hazardous substances could have a material adverse effect on our business, results of operations or financial condition.

Underfunded Pension Plans

     As reflected in our audited financial statements, we had aggregate unfunded pension liabilities as of September 30, 1998 and 1997 of approximately $17.0 million and $5.7 million, respectively. Approximately $7.4 million of the increase in 1998 is due to a loss related to the shutdown of the Doehler-Jarvis Toledo subsidiary.

     On July 26, 1994, we entered into a settlement agreement (the "PBGC Settlement Agreement") with the Pension Benefit Guaranty Corporation ("PBGC"), under which we were obligated to make contributions to specified underfunded pension plans. All contributions required to be made by the PBGC Agreement have been made. In connection with the Plan of Reorganization, we have entered into a new PBGC Settlement Agreement with the PBGC under which the prior PBGC Settlement Agreement was terminated.

     On November 6, 1998, we disclosed a more than 20% reduction in participation under various pension plans. This was a result of the shut down, during the pendency of the bankruptcy, of the Doehler-Jarvis Toledo operations, the St. Louis, Missouri facility of our Harvard Interiors Manufacturing Company division and the Bolivar, Tennessee facility of Harman Automotive, Inc., as well as the sale of assets of our Greeneville, Tennessee facility of Doehler-Jarvis Greeneville, Inc. We have agreed with the PBGC to amend the new PBGC Settlement Agreement. This amendment says that the PBGC will refrain from exercising certain remedies in connection with the above-described shutdowns and sale of assets.

     We estimate that upon our emergence from bankruptcy, the unfunded liabilities related to defined benefit pension plans will be approximately $17 million. If we are unable to meet our contribution obligations under such plans, the PBGC may seek to terminate the affected plan or plans, thus accelerating payment obligations. Our long-term objective is to fund our entire pension obligation with funds that are generated from operations, although we cannot assure you that this will actually occur.

Year 2000 Issues

     We are addressing the Year 2000 problem and certain of our information systems are not presently Year 2000 compliant. The Year 2000 issue results from computer programs written with date fields of two digits, rather than four digits, resulting in the inability of the program to distinguish between the year 1900 and 2000. Many of our computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000.

     If not addressed and completed on a timely basis, failure of our computer systems to process Year 2000 related data correctly could have a material adverse effect on our financial condition and results of operations. Failures of this kind could, for example, lead to: 1) incomplete or inaccurate accounting,
2) inaccurate supplier and customer order processing 3) recording errors in inventories or other assets and 4) disruption of our manufacturing process as well as transactions with third parties. If not addressed, we face the potential risks of financial loss, legal liability and interruption to business.

     We are currently installing a new management information system that will allow our critical information systems and technology infrastructure to be Year 2000 compliant before transactions for the year 2000 are expected. Many of our systems include new hardware and packaged software recently purchased from large vendors who have represented that these systems are already Year 2000 compliant. We are in the process of obtaining assurances from vendors that timely updates will be made available to make all remaining purchased software Year 2000 compliant. We expect to use both internal and external resources to reprogram or replace and test all of our software for Year 2000 compliance. We commenced the testing of our Year 2000 compliant systems at pilot locations, with an expected Company-wide rollout to occur in the Spring of 1999. The estimated cost for this project is $14 million. We spent approximately $7.7 million for Year 2000 compliance in fiscal 1998 and plan to spend approximately $5.8 million in fiscal 1999.

     We have surveyed our key utilities and suppliers to determine the extent to which we are vulnerable to the failure by these parties to fix Year 2000 compliance issues. We are still in the process of assessing the information they have provided. Failure by such key utilities or suppliers to complete Year 2000 compliance work in a timely manner could have a material adverse effect on certain of our operations. Examples of problems that could result from the failure of these utilities and suppliers to remediate Year 2000 problems include, in the case of utilities, service failures such as power, telecommunications, elevator operations and loss of security access control and, in the case of suppliers, failures to satisfy orders on a timely basis and to process orders correctly.

     Additionally, general uncertainty regarding the success of remediation may cause many suppliers to reduce their activities temporarily as they assess and address their Year 2000 efforts in 1999. This could result in a general reduction in available supplies in late 1999 and early 2000. Our management cannot predict the magnitude of any such reduction or its impact on our financial results. We can give no assurance that the systems of other companies on which our systems rely will be converted in a timely fashion, or that the noncompliance of these systems would not have a material adverse effect on our business, financial condition, competitive position and results of operations.

Competition

     Our industry - manufacturing and supplying components to OEMs - is highly competitive. Our products compete with those of a substantial number of companies, many of which are larger and have greater resources, financial or otherwise. These companies also have not and will not likely suffer the negative effects of having been in bankruptcy. Competitive factors in the market include:

     o  product quality;

     o  customer service;

     o  product mix;

     o  new product design capabilities;

     o  cost;

     o  reliability of supply;and

     o  supplier ratings.

     There can be no assurance that we will be able to compete effectively with these companies in the future or that significant new competitors will not enter the market.

Collective Bargaining Agreements

     As of September 30, 1998, we had approximately 4,400 employees. Approximately 42% of our employees are covered by collective bargaining agreements negotiated with 16 locals of 9 unions. These contracts expire at various times through the year 2000. Discussions with various unions regarding new labor agreements or an extension of existing contracts are presently underway. While we believe that our relations with our employees are good, we could experience a material adverse effect on our financial position or operating results as a result of a prolonged dispute with our employees.

Prices and Availability of Raw Materials

     Our major raw materials include aluminum, energy, steel, glass, rubber and paint. We obtain these raw materials from regular commercial sources of supply and, in most cases, from multiple sources. Under normal conditions, we have no difficulty obtaining adequate raw material requirements at competitive prices, and we have not experienced any shortages. Nevertheless, significant increases in raw material prices could have a material adverse effect on our financial condition or results of operations. Historically, we have, and in the future we may, enter into hedging arrangements designed to protect against up and down movement in raw material prices. We also may attempt to offset raw material cost increases by increasing our selling prices. We cannot assure you, however, that we will be successful in using these hedging strategies or that we will be able to obtain selling price increases in the future.

                                 USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the New Notes as described in this Prospectus. The Company will receive in exchange Old Notes in like principal amount. The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any change in the indebtedness of the Company.

                                 CAPITALIZATION

     The following table sets forth the actual consolidated cash and cash equivalents and capitalization of the Company at September 30, 1998, the pro forma adjustments to the Company's consolidated cash and cash equivalents and capitalization after giving effect to the transactions contemplated by the Plan of Reorganization and the Financings and the pro forma consolidated cash and cash equivalents and capitalization of the Company at September 30, 1998. This table should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998, which is incorporated herein by reference.

                                                      Actual                                           Pro Forma
                                                   September 30,              Pro Forma             September 30,
($ in thousands)                                       1998                  Adjustments                  1998
                                                       ----                  -----------                  ----

Cash and cash equivalents(1).................
                                                   $11,624                     $(11,621)                  $      3
                                                   -------                     ---------                  --------
Senior debt:
     Existing DIP facility...................       39,161                      (39,161)                        --
     New revolving facility(2)...............           --                           --                         --
     New term facility.......................           --                       50,000                     50,000
     14 1/2% senior secured notes...............        --                       25,000                     25,000
     Subordinated DIP facility...............       25,000                      (25,000)                        --
                                                    ------                      --------                  --------
           Total senior debt.................       64,161                       10,839                     75,000
Pay-in-kind exchangeable preferred
stock(3).....................................      124,637                     (124,637)                        --

Shareholders' equity/(deficit):
     New common stock and additional paid-in
     capital (4).............................           --                      175,000                    175,000
     Old common stock and additional paid-in
     capital.................................       20,311                      (20,311)                        --
     Accumulated deficit.....................     (629,541)                     629,541                         --
                                                  ---------                     -------                   --------
           Total shareholders'
           equity/(deficit)..................     (609,230)                     784,230                    175,000
Total capitalization.........................    $(420,432)                    $670,432                   $250,000
                                                 ----------                    --------                   --------

(1) Cash reduced by $15.9 million of transaction fees and reorganization expenses, offset by a $4.3 million increase in outstanding senior debt.
(2) Approximately $12.5 million of stand-by letters of credit are expected to be outstanding as part of the Company's self-insurance programs relating to workers' compensation and other general insurance.
(3)  Includes $10,142 of undeclared accrued dividends.
(4) The $175 million pro forma valuation of the New Common Stock was derived by taking the mid-point of the projected valuation range of $150 to $200 million estimated (assuming an Effective Date of September 30, 1998) by the financial advisors to the Creditors' Committee in the bankruptcy.

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA


     The following table presents selected consolidated historical financial data for the Company as of the dates and for the fiscal periods indicated. The selected audited financial data for each of the five years ended September 30, 1998, 1997, 1996, 1995 and 1994 has been derived from the Consolidated Financial Statements of the Company included in our Annual Report on Form 10-K for the fiscal year ended September 30, 1998. As a result of the fact that the Company will be emerged from Chapter 11 and the prospective effect of Fresh Start Reporting, the Company does not believe that its historical results of operations are necessarily indicative of its results of operations as an ongoing entity following its emergene on November 24, 1998 from bankruptcy. The following information should be read in conjunction with and is qualified by reference to the audited Consolidated Financial Statements of the Company and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998, which is incorporated herein by reference.


                                                                                      Year Ended
                                                                                    September 30,
                                                   ------------------------------------------------------------------------------
($ in thousands)                                   1998              1997               1996             1995(1)             1994
                                                   ----              ----               ----             -------             ----
Statement of operations data
Net sales..............................       $ 690,076            $ 810,769          $ 824,837         $ 631,832         $ 614,952
Cost of sales..........................         656,243              797,774            776,141           557,340           543,532
                                              ---------            ---------          ---------         ---------         ---------
Gross profit...........................          33,833               12,995             48,696            74,492            71,420
Selling, general and administrative
  expenses.............................          66,546               45,822             42,858            33,037            32,217
Amortization of goodwill...............           1,584                8,448             15,312             2,986             1,584
Impairment and restructuring charges(3)          10,842              288,545               --                --                --
Interest expense(2)....................          14,231               36,659             47,004            19,579            11,947
Gain on sale of operations(4)..........         (28,673)                  --                 --                --                --
Other (income) expense, net(5).........           3,980                5,530              1,538            (1,789)             (532)
                                               --------             --------            -------          --------            ------
Income (loss) from continuing operations
  before reorganization items, income
  taxes and extraordinary item.........         (34,677)            (372,009)           (58,016)           20,679            26,204
Reorganization items...................          14,920               16,216               --                --                  --
                                               --------             --------           --------          --------            ------

Income (loss) from continuing operations
  before income taxes and, extraordinary
  item.................................         (49,597)            (388,225)           (58,016)           20,679            26,204
Provision (benefit) for income taxes...           6,207                1,204              3,196            11,566             9,536
                                               --------             --------            -------            ------            ------
Income (loss) from continuing operations
  before extraordinary item............         (55,804)            (389,429)           (61,212)            9,113            16,668
Loss from discontinued operations,
  net of tax (6).......................              --                   --             (7,500)             --              (9,038)
                                              ---------            ---------            -------           -------            -------
Income (loss) before extraordinary item         (55,804)            (389,429)           (68,712)            9,113             7,630
Extraordinary item.....................              --                   --                 --            (2,192)               --
                                              ---------            ---------          ---------          --------            ------
Net income (loss)......................       $ (55,804)           $(389,429)          $(68,712)          $ 6,921            $7,630
PIK preferred dividends and
  accretion(7).........................              --               10,142             14,844            14,809            14,767
                                              ---------             --------            -------           -------           -------
Net loss attributable to common
  stockholders.........................         (55,804)            (399,571)           (83,556)           (7,888)           (7,137)
                                              =========            =========           ========          ========           =======

                                       (Footnotes appear on the following page.)


                                                                                      Year Ended
                                                                                    September 30,
                                                 ------------------------------------------------------------------------------
                                                 1998              1997                1996            1995(1)             1994
                                                 ----              ----                ----            -------             ----
($ in thousands)
Share data:
Basic and diluted earnings per share
Income (loss) from continuing
  operations...........................        $  (7.94)           $(56.91)            $(10.87)          $(0.82)           $(0.27)
Loss from discontinued operations......              --                 --               (1.07)              --             (1.28)
Extraordinary Item.....................              --                 --                  --            (0.32)               --

Net loss per share.....................        $  (7.94)           $(56.91)            $(11.94)          $(1.14)           $(1.01)
                                              =========          =========           =========         =========         =========

Weighted average number of shares and
  equivalents..........................       7,026,437          7,020,692           6,999,279         6,894,093         7,041,324
                                              =========          =========           =========         =========         =========

Financial ratios and other data:
Depreciation and amortization..........        $ 27,904            $60,186             $65,658           $34,856           $29,855
Cash flows from continuing operations..          23,526             11,045              (5,133)           24,305            89,071
Capital expenditures...................          24,887             36,572              40,578            22,080            10,141
Cash flows (used) provided by investing
  activities...........................           3,564            (34,156)            (48,224)         (226,023)          (13,954)
Cash flows (used) provided by financing
  activities...........................         (24,678)            31,216              27,316           161,283           (30,348)

Balance sheet data:
Working capital (deficiency)...........       $ (90,024)            $2,096             $(7,158)          $19,417           $30,333
Total assets...........................         250,981            307,494             617,705           662,262           387,942
Liabilities subject to compromise(8)...         385,665            397,319                  --                --                --
DIP Credit Facilities, including current
  portion..............................          39,161             87,471                  --                --                --
Creditors subordinated term loan.......          25,000                 --                  --                --                --
Long-term debt, including current
  portion..............................               0             14,087             360,603           324,801           113,381
PIK preferred stock....................         124,637            124,637             114,495            99,651            99,841
Shareholders' equity (deficiency)......       $(609,230)         $(547,128)          $(145,724)         $(62,206)         $(59,032)


-------------------
(1) Includes the results of operations of the Doehler-Jarvis Entities from July 28, 1995, the effective date of that acquisition.
(2) Interest expense does not include interest after May 7, 1997 amounting to $13,605 in respect of the Old Senior Notes as all such interest was included as a liability subject to compromise. See Note 1 to the Consolidated Financial Statements.
(3) During 1997, the Company recorded charges for impairment of long-lived assets of the Doehler-Jarvis Entities and at two other plants. The Company also recorded restructuring charges related to two operations scheduled for closing. During 1998, the Company recorded charges for impairment of long-lived assets of its Tiffin, Ohio facility and for certain assets relating to a platform that will end earlier than anticipated, and a restructuring charge. See Note 13 to the Consolidated Financial Statements. No tax benefit is currently available for any of these charges.
(4) In November of 1997, the Company sold Kingston-Warren's Material Handling division resulting in a gain on sale of $11,354. During 1998, there was a gain on sale of $17,319 as a result of the sale of the land, building and certain other assets of the Harvard Interiors' St. Louis, Missouri facility and the transfer of certain assets at the Doehler-Jarvis Toledo, Ohio facility and related lease obligations to a third party.
(5) For 1997, other (income) expense, net includes approximately $2,200 related to joint venture losses.
(6) The Company, in the first quarter of fiscal 1994, decided to discontinue its then specialty fastener segment ("ESNA") and therefore applied the accounting guidelines for discontinued operations. In 1996, the Company recorded a $7,500 charge to discontinued operations representing the write-down of the ESNA facility and continuing carrying costs. See Note 4 to the Consolidated Financial Statements.
(7) PIK Preferred dividends after May 7, 1997 do not include $6,749 of accrued dividends.
(8) September 30, 1998 and 1997, includes $300,000 of Old Senior Notes payable which are subject to the guaranty of the combined guarantor subsidiaries and accrued interest of $9,728 which is subject to the guaranty of the combined guarantor subsidiaries.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

     The Old Notes were sold by the Company on November 24, 1998 to certain initial purchasers, who placed the Old Notes with certain institutional investors. In connection therewith, the Company and the Initial Purchasers entered into the Registration Rights Agreement, pursuant to which the Company agreed, for the benefit of the Holders of the Old Notes, that the Company would, at its sole cost, (i) within 60 days following the original issuance of the Old Notes, file with the Commission the Exchange Offer Registration Statement (of which this Prospectus is a part) under the Securities Act with respect to an issue of a series of New Notes of the Company identical in all material respects to the series of Old Notes and (ii) use its reasonable best efforts to cause such Exchange Offer Registration Statement to become effective under the Securities Act at the earliest possible time, but in no event later than 120 days following the original issuance of the Old Notes. Upon the effectiveness of the Exchange Offer Registration Statement (of which this Prospectus is a part), the Company will offer to the Holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, to be issued without a restrictive legend and which may, subject to certain exceptions described below, be reoffered and resold by the Holder without restrictions or limitations under the Securities Act. The term "Holder" with respect to any Note means any person in whose name such Note is registered on the books of the Company.

     Each Holder desiring to participate in the Exchange Offer will be required to represent, among other things, that (i) it is not an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company, (ii) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the New Notes, and (iii) it is acquiring the New Notes in the ordinary course of its business (a "Participating Broker-Dealer") (a holder unable to make the foregoing representations is referred to herein as a "Restricted Holder"). A Restricted Holder will not be able to participate in the Exchange Offer, and may only sell its Old Notes pursuant to a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act, or pursuant to an exemption from the registration requirement of the Securities Act.

     Each Participating Broker-Dealer who holds Old Notes that were acquired for its own account as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company), may exchange such Old Notes pursuant to the Exchange Offer; however, such Broker-Dealer may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the New Notes received by the Broker-Dealer in the Exchange Offer, which prospectus delivery requirement may be satisfied by the delivery by such Broker-Dealer of the Prospectus contained in the Exchange Offer Registration Statement. Each Participating Broker-Dealer is required to acknowledge in the Letter of Transmittal that it acquired the Old Notes as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with the resale of such New Notes. Based upon interpretations by the staff of the Commission, the Company believes that New Notes issued pursuant to the Exchange Offer to Participating Broker-Dealers may be offered for resale, resold, and otherwise transferred by a Participating Broker-Dealer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. The Company has agreed that for a period of 180 days from the date on which the Exchange Offer Registration Statement is declared effective, they will make this Prospectus available to Participating Broker-Dealers for use in connection with any such resale. During such period of time, delivery of this Prospectus, as it may be amended or supplemented, will satisfy the prospectus delivery requirements of a Participating Broker-Dealer engaged in market-making or other trading activities.

     Based upon interpretations by the staff of the Commission, the Company believes that New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by a Holder thereof (other than a Participating Broker-Dealer) without compliance with the registration and prospectus delivery requirements of the Securities Act.

     If the Company is not required to file an Exchange Offer Registration Statement because (i) the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities that is either a "qualified institutional buyer" or an institutional "accredited investor" (both as defined by the Securities Act) shall notify the Company at least 20 business days prior to the consummation of the Exchange Offer that (A) such Holder is prohibited by applicable law or Commission policy from participating in the Exchange Offer, (B) that such Holder may not resell the New Notes acquired by the Exchange Offer to the public without delivering a prospectus and that the Prospectus contained in the Exchange Offer Registration Statetement is not appropriate or available for such resales by such Holder or (C) that such Holder is a Broker-Dealer and holds Securities acquired directly from the Company or one of its affiliates, then the Company is required under the Registration Rights Agreement, in lieu of, or in the event of (ii) above, in addition to, effecting the registration of the New Notes pursuant to the Exchange Offer Registration Statement to file with the Commission a shelf registration statement (the "Shelf Registration Statement"). The Company is required under the Registration Rights Agreement to use its best efforts at the earliest possible time but in no event later than 120 days after the issuance of the Old Notes and to keep such Shelf Registration continuously effective for a period ending on the earlier of the second anniversary of the issuance of the Old Notes or such time as there are no longer any Registrable Securities outstanding.

     For purposes of the foregoing, "Transfer Restricted Securities" means each Note until (i) the date on which such Note has been exchanged by a person other than a broker-dealer for a New Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Note is distributed to the public pursuant to Rule 144 under the Act.

     Registrable Securities means the Old Notes unless such Old Notes are sold pursuant to Rule 144 (or any successor provision) promulgated under the Securities Act under circumstances in which any legend borne by such Notes relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed by the Company or pursuant to the Indenture or such Notes are eligible to be sold pursuant to paragraph (k) of Rule 144 or when such Notes shall cease to be outstanding.

     The Company will, in the event of the filing of the Shelf Registration Statement, provide to each Holder of Registrable Securities covered by the Shelf Registration Statement copies of any Shelf Registration Statement or any prospectus which is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of Registrable Securities. A Holder of Registrable Securities that sells such Registrable Securities pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such Holder (including certain indemnification obligations). In addition, Holders of Registrable Securities will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Registrable Securities included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages, if any, set forth in the following paragraph.

     If (a) any of the Registration Statements required under the Registration Rights Agreement is not filed with the Commission on or piror to the date specified for such filing therein, (b) any of such Registration Statements has not been declared effective by the Commission on or prior to the date specified for such effectiveness under the Registration Rights Agreement (the "Effectiveness Target Date"), (c) the Exchange Offer has not been consummated within 30 business days after the Effectiveness Target Date with respect to the Exchange Offer Registration Statement or (d) any Registration Statement required under the Registration Rights Agreement is filed and declared effective but shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded within two business days by a post-effective amendment to such Registration Statement that cures such failure and that is itself immediately declared effective (each such event referred to in clauses
(a) - (d), a "Registration Default"), then interest ("Liquidated Damages") shall accrue (in addition to any stated interest on the Notes) at a rate of 0.50% per annum per $1,000 principal amount of Old notes held by such Holder. The amount of Liquidated Damages will increase by an additional 0.50% per annum per $1,000 principal amount of Notes with respect to each subsequent 12 week period until all Registration Defaults have been cured, up to a maximum amount for all Liquidated Damages for all Registration Defaults of 2.00% per annum per $1,000 principal amount of Notes. All accrued Liquidated Damages shall be paid to Holders by the Company on a semi-annual basis every March 1 and September 1 in the same manner as interest is paid pursuant to the Indenture. Following the cure of all Registration Defaults relating to any particular Transfer Restricted Securities, the accrual of the Liquidated Damages with respect to such Transfer Restricted Securities will cease.

Terms of the Exchange Offer

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the

Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount at stated maturity of New Notes in exchange for each $1,000 principal amount at stated maturity of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000 at stated maturity.

         The form and terms of the New Notes will be identical in all respects (including principal amount, interest rate, maturity and ranking) to terms of the Old Notes for which they may be exchanged pursuant to the Exchange Offer except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain terms providing for an increase in the interest rate on the Old Notes under certain circumstances described in the Registration Rights Agreement. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture under which the Old Notes were, and the New Notes will be, issued.

         As of the date of this Prospectus, $ 25 million aggregate principal amount at stated maturity of the Old Notes are outstanding. The Company has fixed the close of business on ____________as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus, together with the Letter of Transmittal, will initially be sent. As of such date, there was one registered Holder of the Old Notes.

         Holders of the Old Notes do not have any appraisal or dissenters' rights under law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

         Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commission or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

Expiration Date; Extensions; Amendments

         The term "Expiration Date" shall mean 5:00 p.m., New York City time, on___________, unless the Company, in its reasonable discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

         In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after each previously scheduled Expiration Date, unless otherwise required by applicable law or regulation.

         The Company reserves the right, in its reasonable discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or, if in their reasonable judgment any of the conditions set forth below under the caption "--Conditions" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

         Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

Procedures for Tendering

         Only a Holder of Old Notes may tender such Old Notes in the Exchange Offer. A Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, or a facsimile thereof, together with any required signature guarantees, or, in the case of a book-entry transfer, Agent's Message (as defined), and any other required documents, to the Exchange Agent prior to Midnight,

New York City time, on the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent prior to the Expiration Date along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes into the Exchange Agent's account at The Depository Trust Company ("DTC" or the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Old Notes, or Book-Entry Confirmation, as the case may be, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO THE BOOK ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURE DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

         DTC has authorized DTC participants that hold Old Notes on behalf of beneficial owners of Old Notes through DTC to tender their Old Notes as if they were Holders. To effect a tender of Old Notes, DTC participants should either
(i) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof), have the signature thereon guaranteed if required by the Instructions to the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or such manually signed facsimile) to the Exchange Agent pursuant to the procedure set forth in "Procedures for Tendering" or (ii) transmit their acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP") for which the transaction will be eligible and follow the procedure for book-entry transfer set forth in "--Book-Entry Transfer."

         The tender by a Holder will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

         The method of delivery of the Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Holder. Instead of delivery by mail, it is recommended that Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent before the Expiration Date. No Letter of Transmittal or Old Notes, or Book-Entry Confirmation, as the case may be, should be sent to the Company.

         Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such beneficial owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such beneficial owner's Old Notes, either make appropriate arrangement to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

         If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power and signed by such registered Holder as such registered Holder's name appears on such Old Notes.

         If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

         Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-5 under the Exchange Act (an "Eligible Institution").

         All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all Old

Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) shall be final and binding on all parties. Unless waived, any defects of irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give notice of any defect or irregularity with respect to any tender of Old Notes. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will not be deemed to have been properly tendered. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

         By tendering, each Holder will represent to the Company, among other things, that such Holder is not a Restricted Holder. Each Participating Broker-Dealer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

Acceptance of Old Notes for Exchange; Delivery of New Notes

         For each Old Note accepted for exchange, the Holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

         In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal or Agent's Message and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the Expiration Date.

Book-Entry Transfer

         The Exchange Agent will establish a new account or utilize an existing account with respect to the Old Notes at DTC promptly after the date of this Prospectus, and any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of Old Notes may make a book-entry tender of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. However, although tender of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and validly executed, with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Exchange Agent at its address set forth below under the caption "Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. The confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Exchange Agent.

         The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Old Notes stating (i) the aggregate principal amount of Old Notes which have been tendered by such participant, (ii) that such participant has received and agrees to be bound by the term of the Letter of Transmittal and (iii) that the Company may enforce such agreement against the participant.

Guarantee Delivery Procedures

         Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date or (iii) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

         (a)  the tender is made through an Eligible Institution;

         (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message, together with the certificate(s) representing the Old Notes, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

         (c) such properly completed and executed Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message, as well as the certificate(s) representing all tendered Old Notes in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

Withdrawal of Tenders

         Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

         To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of the Book-Entry Transfer Facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

         Any Old Notes which have been tendered but which are not accepted for payment due to withdrawal, rejection of tender or termination of the Exchange Offer will be returned as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes).

Conditions

         Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

         (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company, or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries;

         (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of their subsidiaries has occurred which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company;

         (c) any law, statute, rule or regulation is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

         (d) any governmental approval has not been obtained, which approval the Company shall, in its reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

         The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in their reasonable discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

         If the Company determines in its reasonable discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Old Notes (see "--Withdrawal of Tenders" above) or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

Exchange Agent

         State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. Requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

              To:State Street Bank and Trust Company
                    By Hand/Overnight Courier:
                State Street Bank and Trust Company
                        c/o________________
                         150 Royall Street
                   Canton , Massachusetts 02021
                        Attn:______________
                      ----------------------
                      Facsimile Transmission
                          (781) 575-2549
              Confirm by Telephone:_________________

Fees and Expenses

         The expenses of soliciting tenders will be borne by the Company. The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

         The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

         The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

Accounting Treatment

         The New Notes will be recorded at the same carrying value as the Old Notes, which is the principal amount as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer and the unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the Notes.

Regulatory Approvals

         The Company does not believe that the receipt of any material federal or state regulatory approvals will be necessary in connection with the Exchange Offer, other than the effectiveness of the Exchange Offer Registration Statement under the Securities Act.

Other

         Participation in the Exchange Offer is voluntary and Holders of Old Notes should carefully consider whether to accept the terms and conditions thereof. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the Exchange Offer.

                     DESCRIPTION OF THE NOTES

     The New Notes will be issued pursuant to an Indenture (the "Indenture") by and among the Company, the Subsidiary Guarantors and Norwest Bank, as trustee (the "Trustee"), which is also the indenture pursuant to which the Old Notes were issued. The terms of the New Notes are identical in all respects to the terms of the Old Notes, except that the New Notes have been registered under the Securities Act, and, therefore, will not bear legends restricting their transfer and will not contain certain terms providing for an increase in the interest rate on the Old Notes under the circumstances described in the Registration Rights Agreement. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of Notes and the related Guarantees (the "Holders") are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the proposed form of Indenture, the Collateral Agreement (as defined herein) and other Security Documents (as defined herein) and the Registration Rights Agreement (as defined herein) were filed as exhibits to the Exchange Offer Registration Statement and are available as set forth under the caption "Where You Can Find More Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Company" refers only to Harvard Industries, Inc. and not to any of its Restricted Subsidiaries.

General

     The Notes:

     o   are senior obligations of the Company;

     o rank pari passu in right of payment with all current and future Senior Debt of the Company, including the Senior Credit Facility, and

o rank senior in right of payment to all existing and future subordinated obligations of the Company.

     The operations of the Company are conducted primarily through its Subsidiaries, and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. The Notes will be guaranteed by the Subsidiary Guarantors to the extent set forth below under "--Guarantees" and will be secured to the extent set forth below under "--Collateral."

     In addition, the Company and the Restricted Subsidiaries are parties to the Senior Credit Facility, and all borrowings thereunder are secured by a first priority security interest in the Collateral, subject to certain liens. Because the Notes are secured by a second priority security interest in the Collateral, subject to Liens permitted by the covenant entitled "Liens," the Notes are effectively subordinated to the Senior Credit Facility to the extent of the value of the Collateral securing borrowings under the Senior Credit Facility.

At September 30, 1998, on a pro forma basis after giving effect to the offering of the Notes and borrowings under the Senior Credit Facility (together, the "Financings") and the effectiveness of the Plan of Reorganization the Company and its Restricted Subsidiaries on a consolidated basis would have had Senior Debt outstanding of approximately $75.0 million, exclusive of the $65.0 million revolving portion of the Senior Credit Facility, which is expected to be undrawn at the Effective Date, except for approximately $12.5 million of stand-by letters of credit that are expected to be outstanding thereunder.

     As of the date of this Prospectus, all of the Domestic Subsidiaries are Restricted Subsidiaries. Under certain circumstances, the Company will able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Principal, Maturity and Interest

     The Notes are in the aggregate principal amount to $25.0 million and will mature on September 1, 2003.

     Interest on the Notes accrues at a rate equal to the sum of:

     (1) the rate of 14 1/2% per annum on the principal amount of Notes outstanding (calculated on the basis of a 360-day year comprised of twelve 30-day months) ("Coupon Interest") plus

     (2) Cash Flow Participation Interest (as defined below and, together with Coupon Interest, "Interest").

     "Cash Flow Participation Interest," for any relevant period, equals the product of:

     (a) Consolidated Cash Flow for the six month period ending, for interest payments due March 1 of each year, on December 31 and, for interest payments due on September 1 of each year, on June 30 (each, a "Semi-Annual Accrual Period") prior to the next succeeding interest payment date multiplied by

     (b) the applicable percentage set forth for the period ending on the interest payment date indicated below:

       Interest Payment Date                                     Percentage
       ---------------------                                     ----------
       March 1, 1999                                                2.00%

       September 1, 1999                                            2.00%

       March 1, 2000                                                2.50%

       September 1, 2000                                            2.50%

       March 1, 2001                                                3.50%

       September 1, 2001                                            3.50%

       March 1, 2002                                                4.50%

       September 1, 2002                                            4.50%

       March 1, 2003                                                4.50%

       September 1, 2003                                            4.50%


     If, however, the calculation of Cash Flow Participation Interest, based on the appropriate percentages set forth above, results in an amount that is less than $1.0 million for any two consecutive Semi-Annual Accrual Periods taken as a whole, then Cash Flow Participation Interest will be for such two corresponding interest payment dates taken as a whole, $1.0 million (the "Minimum Cash Flow Participation Interest Amount").

     Notwithstanding the above,

     (i) if the Company's Fixed Charge Coverage Ratio is less than 2.50 to 1 for any Semi-Annual Accrual Period, then the Company may elect to pay Cash Flow Participation Interest on the next succeeding interest payment date for such Semi-Annual Accrual Period by the issuance of additional Notes equal to the amount of such interest (the "PIK Notes");

     (ii) if the Company elects to pay Cash Flow Participation Interest for a Semi-Annual Accrual Period by the issuance of PIK Notes pursuant to the preceding clause, then the Company shall be required to redeem such PIK Notes on the interest payment date falling immediately after the next succeeding Semi-Annual Accrual Period (such date, the "Special PIK Redemption Date") at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid Interest and Liquidated Damages, if any, on such PIK Notes, to the Special PIK Redemption Date (such redemption, the "Special PIK Redemption") if, but only if:

         (A) the Company's Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding such Special PIK Redemption Date would have been at least 2.50 to 1 determined on a pro forma basis after giving effect to such Special PIK Redemption as if such Special PIK Redemption had occurred at the beginning of the applicable four-quarter reference period and

         (B) such Special PIK Redemption is permitted by the Senior Credit Facility; and

     (iii) in the event that the period for which Interest accrues and is due (including for the period from the Issue Date to the first interest payment date of March 1, 1999) is less than 180 days (such a period, a "Stub Period"):

         (A) then the Interest due for such Stub Period (which may be a Semi-Annual Accrual Period) will be pro rated to reflect the actual number of days that the Notes were outstanding for such Stub Period (calculated on the basis of a 360 day year comprised of twelve 30-day months), provided

         (B) that the portion of Interest attributable to Cash Flow Participation Interest (or the Minimum Cash Flow Participation Interest Amount, if applicable) due at the end of such Stub Period (or, as the case may be, on September 1, 1999 with respect to the period covered by the Stub Period ending on March 1, 1999 plus the Semi-Annual Accrual Period ending on September 1, 1999, taken together) shall similarly be pro rated to reflect the actual number of days that the Notes were outstanding for such Stub Period (or, with respect to the period ending on September 1, 1999, the actual number of days that the Notes were outstanding for the period covered by such Stub Period plus the succeeding Semi-Annual Accrual Period, taken together) (calculated on the basis of a 360 day year comprised of twelve 30-day months).

     Interest on overdue principal and on overdue installments of Interest will accrue at the rate of Interest borne by the Notes.

     Interest will be payable semi-annually in arrears on March 1 and September 1 commencing on March 1, 1999 to Holders of record on the immediately preceding February 15 and August 15. Interest on the Notes will accrue from the most recent date to which Interest has been paid or, if no Interest has been paid, from the Issue Date.

     Additional Notes in the form of PIK Notes may be issued from time to time after the initial offering of the Notes, subject to the provisions of the Indenture, in connection with the payment of Cash Flow Participation Interest as described above. The Notes offered hereby and any PIK Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

     Principal, premium, if any, and Interest and Liquidated Damages, if any, on the Notes will be payable:

     o at the office or agency of the Company maintained for such purpose within the City and State of New York; or,

     o at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, Interest and Liquidated Damages, if any, with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof.

     Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

Guarantees

     The Company's payment obligations under the Notes will be jointly and severally guaranteed (collectively, the "Guarantees") by the Subsidiary Guarantors. The Guarantees, including the payment of principal and premium, if any, and of Interest and Liquidated Damages, if any, on the Notes:

     1) will be senior obligations of such Subsidiary Guarantors;

     2) will rank pari passu in right of payment with all existing and future senior obligations of the Subsidiary Guarantors; and

     3) will rank senior to all existing and future subordinated obligations of such Subsidiary Guarantors.

     The Guarantees will be secured to the extent set forth below under "--Collateral." The obligations of each Subsidiary Guarantor under its Guarantee will be limited so as not to constitute a fraudulent conveyance or fraudulent transfer under applicable law. See "Risk Factors----Fraudulent Conveyances."

     The claims of creditors (including trade creditors) of any Subsidiary that is not a Subsidiary Guarantor will generally have priority as to the assets of such Subsidiaries over the claims of the Holders. At September 30, 1998, on a pro forma basis after giving effect to the Financings and the effectiveness of the Plan of Reorganization, the amount of liabilities of such Subsidiaries that will not be Subsidiary Guarantors would have been approximately $[4.0] million.

     The Indenture will provide that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another corporation, Person or entity (whether or not affiliated with such Subsidiary Guarantor (other than the Company or another Subsidiary Guarantor)) unless:

     (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes and the Indenture; and

     (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

     The Indenture will provide that in the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Subsidiary Guarantor, then:

     1) such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Subsidiary Guarantor) or

     2) the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor)

will be released and relieved of any obligations under its Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture and the Intercreditor Agreement. See "Repurchase at the Option of Holders--Asset Sales."

     Until such time as all Guarantees by the Subsidiary Guarantors under the Indenture and the Notes shall have been released in accordance with the next succeeding sentence, the Company shall cause each Domestic Subsidiary that is an obligor under the Senior Credit Facility to become a Subsidiary Guarantor under the Indenture and the Notes and thereby issue its Guarantee of the Notes on the terms and conditions set forth in the Indenture and the Notes.

     Upon a Subsidiary ceasing to be an obligor under the Senior Credit Facility, the Guarantee of such Subsidiary under the Indenture and the Notes will be released and discharged at such time and will not be reinstated or renewed so long as the Subsidiary's obligations under the Senior Credit Facility remain discharged.

Collateral

     The Company, the Subsidiary Guarantors, the Trustee and Norwest Bank, as collateral agent (the "Collateral Agent"), have entered into a Collateral Agreement (the "Collateral Agreement"). The Notes and the Guarantees are secured, subject to

         i) the terms of the Collateral Agreement and

         ii) the other Security Documents and Liens permitted by the covenant entitled "Liens,"

by a second priority security interest in substantially all the tangible and intangible assets (including all accounts receivable, equipment, real property, intellectual property and all of the capital stock of the Subsidiary Guarantors) of the Company and the Subsidiary Guarantors and all proceeds thereof. The Company and the Subsidiary Guarantors will maintain the security interest created by the Security Documents as a perfected security interest and will furnish reports further describing the Collateral as the Collateral Agent may from time to time request.

     In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full the Company's obligations under both the Notes and the Senior Credit Facility. The amount to be received upon such a sale would be dependent on numerous factors, including but not limited to the timing and the manner of the sale.

     In addition, the book value of the Collateral should not be relied on as a measure of realizable value for such assets. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time in an orderly manner.

     A significant portion of the Collateral includes tangible and intangible assets that may only be usable, and thus retain value, as part of the existing operating businesses of the Company and the Subsidiaries. Accordingly, any such sale of the Collateral separate from the sale of certain of the Company's and the Subsidiaries' operating businesses may not be feasible or of significant value.

     To the extent that third parties enjoy Permitted Liens or Liens otherwise permitted by the covenant described under "--Certain Covenants--Liens," such third parties may have rights and remedies with respect to the assets or property subject to such Liens that, if exercised, could adversely affect the value of the Collateral.

     In addition, in the event of a bankruptcy, the ability of the Holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations. See "Risk Factors--Risks Relating to the Notes--Collateral."

Certain Bankruptcy Limitations

     The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable provisions of the Bankruptcy Code in the event that a bankruptcy proceeding were to be commenced by or against the Company or the Subsidiary Guarantors prior to the Collateral Agent having repossessed and disposed of the Collateral. Prior to foreclosing on the property securing the Notes and the Guarantees, the Trustee must pursue payment under the Guarantees. Under the Bankruptcy Code, a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval.

     Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case.

     In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the collateral or whether or to what extent Holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection." Any disposition of the Collateral would also require approval of the bankruptcy court.

     No appraisals of any of the Collateral have been prepared by or on behalf of the Company in connection with the issuance and sale of the Notes. In the event a bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due under the Indenture and the Collateral Agreement, the Collateral Agent, on behalf of the Holders of Notes, would have a secured claim to the extent of the value of the Collateral securing the Company's and the Subsidiary Guarantors' obligations under the Notes and the Guarantees, subject to the Intercreditor Agreement and liens permitted under the covenant described below under "Liens," and unsecured claims with respect to any shortfall. The Bankruptcy Code permits the payment and/or accrual of post-petition interest, costs and attorneys' fees to the Collateral Agent during a debtor's bankruptcy case only to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate obligation under such Note or Guarantee.

Possession, Use and Release of Collateral

     Possession and the Use of Collateral. Unless an Event of Default shall have occurred and be continuing, the Company and the Subsidiary Guarantors shall have the right:

     o to remain in possession and retain exclusive control of the Collateral securing the Company's and the Subsidiary Guarantors' obligations under the Notes and the Guarantees (other than as set forth in the Loan Security Documents and the Security Documents),

     o to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

     Release of Collateral. The Collateral securing the Company's and the Subsidiary Guarantors' obligations under the Notes and the Guarantees may be sold or disposed of free and clear of the security interests referred to above in connection with:

     (i) sales of inventory and collection of accounts receivable in the ordinary course of business;

     (ii) sales and other dispositions as described below under "--Asset Sale Release;" and

     (iii) the release of Collateral with the consent of each Holder affected thereby.

     In general, upon compliance by the Company with the conditions set forth below, under the Loan Security Documents, the Security Documents, the Intercreditor Agreement and the applicable provisions of the Trust Indenture Act in respect of any release of items of Collateral, and upon delivery by the Company to the Collateral Agent of an opinion of counsel to the effect that such conditions have been met, the Collateral Agent will release the Released Interests (as defined below) from the Lien of the Loan Collateral Agreement and the Collateral Agreement and reconvey the Released Interests to the Company and its Subsidiaries, as applicable.

     Asset Sale Release. The Company has the right to obtain a release of items of Collateral (the "Released Interests") subject to an Asset Sale upon compliance with the condition that the Company deliver to the Collateral Agent the following:

     (A) a notice from the Company requesting the release of Released Interests:

     1) describing the proposed Released Interests;

     2) specifying the purchase price received for such Released Interests on a date within 30 days of such notice (the "Valuation Date");

     3) stating that the purchase price received is at least equal to the fair market value of the Released Interests as well as certain other matters, to the extent applicable, relating to restrictions set forth under "--Asset Sales;"

     4) stating that the release of such Released Interests would not be expected to interfere with the Collateral Agent's ability to realize the value of the remaining Collateral and will not impair the maintenance and operation of the remaining Collateral; and

     5) certifying that such Asset Sale complies with the terms and conditions of the Loan Security Documents and the Security Documents with respect thereto;

     (B) an Officer's Certificate of the Company stating that:

     1) such Asset Sale covers only the Released Interests and complies with the terms and conditions of the Indenture with respect to Asset Sales;

     2) all Net Proceeds from the sale of the Released Interests will be applied pursuant to the provisions of the Loan Security Documents, the Security Documents (including pursuant to the restrictions set forth under "--Asset Sales") and the Intercreditor Agreement;

     3) there is no Default or Event of Default in effect or continuing on the date thereof, the Valuation Date or the date of such Asset Sale; and

     4) the release of the item of Collateral will not result in a Default or Event of Default under the Indenture, the Senior Credit Facility, the Security Documents or the Loan Security Documents relating to the release in question; and

     (C) Excess Proceeds, if any, that are required to be delivered to the Collateral Agent pursuant to the Indenture and the Intercreditor Agreement and to the Administrative Agent pursuant to the Senior Credit Facility and the Intercreditor Agreement have been so delivered or are being delivered.

Intercreditor Agreement

     The Company, the Administrative Agent and the Trustee have entered into an intercreditor agreement (the "Intercreditor Agreement"). The Intercreditor Agreement provides for, among other things:

     o the allocation of rights between the Administrative Agent and the Trustee with respect to the Collateral;

     o   enforcement provisions and remedies with respect thereto; and

     o   the release of the Collateral.

     The Intercreditor Agreement includes provisions in which the Trustee acknowledges that:

     (i) the Lenders will be granted a first priority security interest in the Collateral;

     (ii) the Trustee will not have any claims to the Collateral on either a pari passu basis or prior to the Administrative Agent; and

     (iii) so long as the obligations of the Company and the Subsidiary Guarantors under the Senior Credit Facility have not been satisfied, the Trustee will not have any right or claim in respect of the rights and remedies of the Administrative Agent and such Lenders, except as provided by the Intercreditor Agreement, nor will the Administrative Agent or such Lenders have any obligation regarding the exercise of such rights or any other obligation or duty in respect of the Trustee, nor shall the Trustee participate in the commencement or solicitation of commencement of any bankruptcy proceeding against the Company or seek the appointment of a receiver for the affairs or property of the Company, except pursuant to its rights under the Indenture regarding the collection of accrued and unpaid Interest (except if a default or event of default has occurred under the Senior Credit Facility).

     The Intercreditor Agreement provides that so long as the obligations or commitments under the Senior Credit Facility have not been paid in full or terminated, as the case may be, the Trustee will not be able to:

     (i) exercise any remedies with respect to the Collateral;

     (ii) institute any action with respect to such remedies, including any foreclosure action or contest any foreclosure proceeding brought by the Administrative Agent or any Lender or any other exercise by any such party of any rights and remedies relating to the Collateral under the Loan Security Documents or otherwise, including regarding the release of Collateral subject to compliance with the terms of the Indenture; or

     (iii) object to the forbearance by such Lenders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights relating to the Collateral.

     In addition, the Administrative Agent has the exclusive right to enforce certain rights, exercise certain remedies and make certain determinations regarding the disposition of the Collateral.

     The Administrative Agent is required, pursuant to the terms of the Intercreditor Agreement, to apply the proceeds from the sale or other disposition of the Collateral:

     1) first, to satisfy in full all costs and expenses (including, without limitation, attorneys' fees and disbursements) incurred by the Lenders and the Administrative Agent in connection with such disposition;

     2)  second, to satisfy in full the claims of the Lenders; and,

     3) after all commitments of such Lenders to make loans under the Senior Credit Facility have been terminated, to deliver any remaining proceeds to the Trustee to be applied to the claims of the Holders of the Notes.

     The Uniform Commercial Code, which may not be applicable in a bankruptcy context, imposes for the benefit of the Trustee and the Holders a requirement that any foreclosure sale of collateral be conducted in a commercially reasonable manner, which requirement may be modified, but not waived, by contract. In addition, the parties to the Intercreditor Agreement have agreed that, in the enforcement and exercise of their rights and remedies under the Loan Security Documents, the Administrative Agent and the Lenders will act in a commercially reasonable manner.

     The Administrative Agent is required to act in the interest of the Lenders pursuant to the Senior Credit Facility and the Loan Collateral Agreement. Neither the Trustee nor the Holders of Notes may hold the Collateral or contest any senior lien granted by the Company to the Lenders under the Senior Credit Facility and the Loan Security Documents. The Lenders and the Administrative Agent have the exclusive right to release any or all of the Collateral, subject to the Trustee's written notice to the Administrative Agent that such release does not violate the Indenture. In addition, in order to facilitate the sale of the capital stock of any Subsidiary Guarantor permitted by the Senior Credit Facility and the Indenture, the Administrative Agent may release such Subsidiary Guarantor from its obligations under the Senior Credit Facility without the consent of the Trustee, subject to the Trustee's written notice to the Administrative Agent that such release does not violate the Indenture.

Optional Redemption

1) Prior to September 1, 2001, the Notes are redeemable, in whole or in part, at the option of the Company:

     o   upon not less than 30 and no more than 60 days' prior notice,

     o   on any March 1, June 1, September 1 or December 1 of any year, and

     o   at a redemption price equal to 100% of the principal amount thereof plus the Make-Whole Premium, plus, to the extent not included in the Make-Whole Premium, accrued and unpaid Interest and Liquidated Damages, if any, to the date of redemption.

         For purposes of the foregoing:

              (i) "Make-Whole Premium" means, with respect to a Note, an amount equal to the present value of the remaining Coupon Interest and premium payments due on such Note as if such Note were redeemed on September 1, 2001 pursuant to the next succeeding paragraph, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 100 basis points; and

              (ii) if the Company redeems any Note on June 1 or December 1 of any year, then Cash Flow Participation Interest shall be calculated by multiplying (A) Consolidated Cash Flow, with respect to any redemption on June 1, for the quarterly period ended on the preceding March 31 and, with respect to any redemption on December 1, for the quarterly period ended on the preceding September 30 by (B) the applicable percentage (stated under "--Principal, Maturity and Interest") corresponding to the date next succeeding that June 1 or December 1, as the case may be.

2) On or after September 1, 2001, the Notes are redeemable, in whole or in part:

     o   upon not less than 30 nor more than 60 days' prior notice, and

     o at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid Interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on September 1 of the years indicated below:


                               Year                     Percentage
                               ----                     ----------

                               2001                     107.250%

                               2002                     103.625%


         For purposes of the foregoing, if the Company redeems any Note:

              (i) on March 1 or September 1 of any year, then Cash Flow Participation Interest shall be calculated as set forth under "--Principal, Maturity and Interest;"

              (ii) on June 1 or December 1 of any year, then Cash Flow Participation Interest shall be calculated by multiplying (A) Consolidated Cash Flow, with respect to any redemption on June 1, for the quarterly period ended on the preceding March 31 and, with respect to any redemption on December 1, for the quarterly period ended on the preceding September 30 by (B) the applicable percentage (stated under "--Principal, Maturity and Interest") corresponding to the date next succeeding that June 1 or December 1, as the case may be; and

              (iii) on any date other than March 1, June 1, September 1 or December 1 of any year, then Cash Flow Participation Interest shall be calculated as described under "--Principal, Maturity and Interest" with respect to such calculation for Stub Periods.

Selection and Notice

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, by lot, pro rata or by such other method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address.

     Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, Interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

     Except as set forth (i) above with respect to a Special PIK Redemption pursuant to clause (ii) of the first paragraph under "--Principal, Maturity and Interest" and (ii) below under "Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

     Change of Control. Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid Interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). The calculation of the portion of unpaid Interest represented by Cash Flow Participation Interest shall be made in the same manner as that described under the second paragraph of the caption above entitled "Optional Redemption."

     Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful:

     (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

     (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

     (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

     The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     The Senior Credit Facility prohibits the Company from purchasing any Notes following a Change of Control and also will provide that certain change of control events with respect to the Company would constitute an event of default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its Lenders to the purchase of Notes (following the obtaining of a waiver from such Lenders, if applicable) or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Senior Credit Facility. The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 60 days following a Change of Control, the Company will either repay all outstanding Senior Debt (other than the Notes) or obtain the requisite consents or waivers, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or if the Company exercises its option to purchase the Notes.

     Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

     (1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets and

     (2) at least 85% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of:

         (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and

         (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Notwithstanding the above:

         (i) the Company shall not be permitted to make any Asset Sale of The Kingston-Warren Corporation and

         (ii) the Company shall comply with the applicable requirements of
         Section 314(d) of the Trust Indenture Act regarding, and as a condition to, the release of Collateral.

     Within 180 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option:
     (a) to repay Indebtedness under the Senior Credit Facility (and, in the case of borrowings under the revolving credit portion of the Senior Credit Facility, to correspondingly permanently reduce the commitments with respect thereto);

     (b) to the acquisition of a controlling interest in another business, provided that (i) on a pro forma basis after giving effect to such acquisition, the Company's Consolidated Leverage Ratio as of the last day of the period of four consecutive fiscal quarters preceding such acquisition is no higher than it would have been without giving pro forma effect to such acquisition and (ii) such other business engages in a Permitted Business; or

     (c) to make a capital expenditure or the acquisition of other tangible long-term assets, in each case, in Permitted Businesses.

     Pending the final application of any such Net Proceeds, the Company may temporarily reduce Indebtedness under the Senior Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph shall be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $2.0 million, the Company shall be required to make an offer to all Holders (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid Interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the

Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

     The Senior Credit Facility contains certain covenants that restrict the ability of the Company to sell assets, other than the Designated Facilities, obsolete assets, sales of inventory in the ordinary course of business and certain other exceptions.

Certain Covenants

     Restricted Payments

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

     (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends and distributions payable to the Company or any Restricted Subsidiary);

     (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than a Subsidiary of the Company);

     (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes; or

     (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

         (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

         (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

         (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company or any of its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii) or (iv) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter immediately following the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company as a contribution to its common equity capital or from the issue or sale since the Issue Date of Equity Interests of the Company (other than Disqualified Stock), or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent not already included in Consolidated Net Income of the Company for such period without duplication, if any Restricted Investment that was made by the Company or any of its Restricted Subsidiaries after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, or if any Unrestricted Subsidiary which is designated as an Unrestricted Subsidiary subsequent to the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment or Unrestricted Subsidiary (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment or designated amount of such Unrestricted Subsidiary.

     So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the foregoing provisions shall not prohibit:

     (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

     (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness which is subordinated to the Notes or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c) (ii) of the preceding paragraph;

     (iii) the defeasance, redemption, repurchase or other acquisition of Indebtedness which is subordinated to the Notes with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

     (iv) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its common Equity Interests so long as the Company or another Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests;

     (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company that are held by any member of the Company's (or any of its Restricted Subsidiaries) management pursuant to any management equity subscription agreement or stock option agreement, provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $500,000 in any twelve-month period; and

     (vi) distributions required under the Plan of Reorganization but only in the manner and to the extent contemplated thereby.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary of the Company, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors of the Company whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an investment banking firm of national standing or by an appraisal firm of national standing, if such fair market value exceeds or reasonably may exceed $1.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "--Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

     Incurrence of Indebtedness and Issuance of Preferred Stock

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired
Debt) and the Company shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) and issue shares of Disqualified Stock and any Restricted Subsidiary may incur Acquired Debt if:

     (i) the Company's Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.75 to 1, determined on a pro forma basis, as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period and

     (ii) the Company is in compliance with the covenant described below entitled "Maintenance of Consolidated Leverage Ratio."

     The provisions of the first paragraph of this covenant shall not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt") so long as no Default has occurred and is continuing or would be caused thereby:

         (i) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness under the Senior Credit Facility and letters of credit outstanding thereunder (with such letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder); provided that the sum of the aggregate principal amount of all Indebtedness of the Company and its Restricted Subsidiaries outstanding under the Senior Credit Facility after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (i) does not exceed an amount equal to $125.0 million less, without duplication, (X) the aggregate amount of all repayments, optional or mandatory, of the principal of any Indebtedness under the term loan portion of the Senior Credit Facility that have been made by the Company and its Restricted Subsidiaries since the Issue Date, (Y) the aggregate amount of PIK Notes issued and outstanding pursuant to the Indenture and (Z) the aggregate amount of Asset Sale proceeds applied by the Company and its Restricted Subsidiaries to permanently reduce the availability of revolving credit Indebtedness under the Senior Credit Facility pursuant to the provisions described under the caption "--Asset Sales;"

         (ii) the incurrence by the Company of Indebtedness represented by the Notes and the PIK Notes issued pursuant to the Indenture and the incurrence by the Subsidiary Guarantors of the Guarantees;

         (iii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace Indebtedness incurred pursuant to this clause (iii), not to exceed $5.0 million at any time outstanding;

         (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness;

         (v) the incurrence by the Company of Indebtedness owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary which is a Guarantor owing to and held by the Company or another Restricted Subsidiary which is a Guarantor; provided, however, that (a) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and the Indenture, (b) if a Restricted Subsidiary of the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of such Restricted Subsidiary's Guarantee and (c)(1) any subsequent event or issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Subsidiary Guarantor shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (v);

         (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred in the normal course of business and consistent with past business practices for the purpose of fixing or hedging currency, commodity or interest rate risk (including with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding in connection with the conduct of their respective businesses and not for speculative purposes);

         (vii)the guarantee by the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant "--Incurrence of Indebtedness and Issuance of Preferred Stock;"

         (viii) the incurrence by Trim Trends Canada of Indebtedness under the CIBC Facility, provided that the aggregate principal amount of all Indebtedness of Trim Trends Canada outstanding under the CIBC Facility, after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (viii), does not exceed an amount equal to $2.0 million; and

         (ix) the incurrence by the Company of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (ix), not to exceed $2.5 million.

     For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (ix) above as of the date of incurrence thereof or is entitled to be incurred pursuant to the first paragraph of this covenant as of the date of incurrence thereof, the Company shall, in its sole discretion, classify such item of Indebtedness as of the date of incurrence thereof in any manner that complies with this covenant and such item of Indebtedness shall be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, accrual of dividends, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

     Maintenance of Consolidated Leverage Ratio

     So long as the Notes are outstanding, the Company, will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly permit the Consolidated Leverage Ratio as of the last day of any period of four consecutive fiscal quarters of the Company ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

             Fiscal Quarter                                        Consolidated Leverage Ratio
             --------------                                        ---------------------------
             December 31, 1998                                                  4.50

             March 31, 1999                                                     4.50

             June 30, 1999                                                      4.50

             September 30, 1999                                                 4.50

             December 31, 1999                                                  4.00

             March 31, 2000                                                     4.00

             June 30, 2000                                                      4.00

             September 30, 2000 and thereafter until
             the Maturity Date                                                  3.50


     Maintenance of Consolidated Interest Coverage Ratio

     So long as the Notes are outstanding, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Company ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

                                                                   Consolidated Coverage
             Fiscal Quarter                                           Interest Ratio
             --------------                                           --------------
             December 31, 1998                                              2.00

             March 31, 1999                                                 2.00

             June 30, 1999                                                  2.00

             September 30, 1999                                             2.00

             December 31, 1999                                              2.25

             March 31, 2000                                                 2.25

             June 30, 2000                                                  2.25

                                       45

             September 30, 2000                                             2.25

             December 31, 2000 and thereafter
             until the Maturity Date                                        2.75

     Liens

     The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness, Attributable Debt, or trade payables (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

     Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

     (i)(X) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (Y) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

     (ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or

     (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

         (a) the Senior Credit Facility as in effect as of the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Senior Credit Facility as in effect on the Issue Date;

         (b) the Indenture and the Notes;

         (c) applicable law;

         (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

         (e) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business;

         (f) capital leases, mortgage financings or purchase money obligations for property acquired in the ordinary course of business that impose encumbrances or restrictions on the property so acquired;

         (g) Indebtedness of Subsidiary Guarantors, provided that such Indebtedness was permitted to be incurred pursuant to the Indenture; or

         (h) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

     Merger, Consolidation, or Sale of Assets

     The Company will not, directly or indirectly, consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

     (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

     (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

     (iii) immediately before and after such transaction no Default or Event of Default shall have occurred; and

     (iv) except in the case of a merger of the Company with or into a Subsidiary Guarantor, the Company or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, immediately after such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

     The Indenture provides that the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

     Transactions with Affiliates

     The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of any such Person (each of the foregoing, an "Affiliate Transaction"), unless:

     (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and

     (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of its Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of its Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing or an appraisal firm of national standing; provided that none of the following shall be deemed to be Affiliate Transactions:

         (1) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary, as the case may be;

         (2) transactions between or among the Company and/or its Subsidiary Guarantors on terms that are no less favorable to the Company and/or such Subsidiary Guarantor than those that would have been obtained in a comparable transaction by the Company and/or such Subsidiary Guarantor with an unrelated Person;

         (3) any sale or other issuance of Equity Interests (other than Disqualified Stock) of the Company or of Equity Interests of any Restricted Subsidiary to the Company or any other Restricted Subsidiary;

         (4) Restricted Payments that are permitted by, and Investments that are not prohibited by, the covenant described above under the caption "--Restricted Payments;"

         (5) fees and compensation paid to members of the Board of Directors of the Company and of its Restricted

     Subsidiaries in their capacity as such, to the extent such fees and compensation are reasonable and customary;

         (6) advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business; and

         (7) fees and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of the Company or any of its Restricted Subsidiaries, as determined by the Board of Directors of the Company or of any such Restricted Subsidiary, to the extent such fees and compensation are reasonable and customary, shall not be deemed to be Affiliate Transactions.

     Sale and Leaseback Transactions

     The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company may enter into a sale and leaseback transaction if:

     (i) the Company could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to
(A) the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (B) the covenant described above under the caption "--Maintenance of Consolidated Leverage Ratio;"

     (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction; and

     (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

     Impairment of Security Interests

     Subject to the Intercreditor Agreement, neither the Company nor any of its Subsidiaries will take or omit to take any action that would adversely affect or impair the security interests granted to the Collateral Agent, in favor of the Trustee and Holders of Notes, with respect to the Collateral. Neither the Company nor any of its Subsidiaries shall grant to any Person, or permit any Person to retain (other than the Collateral Agent) any interest whatsoever in the Collateral, other than the security interest of the Senior Credit Facility and Permitted Liens as permitted under the covenant entitled "Liens." Neither the Company nor any of its Subsidiaries will enter into any agreement that requires the proceeds from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire Indebtedness of any Person, other than as permitted by the Indenture (under the covenant described above under the caption "--Liens"), the Notes, the Intercreditor Agreement and the Collateral Agreement.

     Additional Subsidiary Guarantors

     The Indenture provides that, if the Company or any of its Restricted Subsidiaries shall acquire or create another Restricted Subsidiary after the Issue Date, then such newly acquired or created Restricted Subsidiary will:

     (i) execute a supplemental indenture in form and substance satisfactory to the Trustee providing that such Restricted Subsidiary will become a Subsidiary Guarantor under the Indenture and the Collateral Agreement;

     (ii) issue a Guarantee or endorse the Notes on the same terms and conditions as the Guarantees that will be issued by each Subsidiary Guarantor pursuant to the Indenture and the Collateral Agreement; and

     (iii) deliver an Opinion of Counsel to the effect, inter alia, that such supplemental indenture has been duly authorized and executed by such Restricted Subsidiary.

     Business Activities

     The Company will not, and the Company will not permit any of its Restricted Subsidiaries to, directly or indirectly, engage in any line of business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

     Payments for Consent

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

     Reports

     The Indenture provides that whether or not the Company is required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to each of the Holders:

     (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such financial information, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and any consolidated Restricted Subsidiaries and, with respect to the annual information only, reports thereon by the Company's independent public accountants (which shall be firm(s) of established national reputation) and

     (ii) all information that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

     All such information and reports shall be filed with the SEC on or prior to the dates on which such filings would have been required to be made had the Company been subject to the rules and regulations of the SEC. In addition, whether or not required by the rules and regulations of the SEC, the Company shall file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. For so long as any Notes remain outstanding, the Company and the Subsidiary Guarantors shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

     Further Surveys and Title Insurance

     To the extent that, on the Issue Date, the Company shall not have delivered Surveys of the properties subject to the Mortgages to the Collateral Agent and the Title Insurance Company, then the Company shall use commercially reasonable efforts to do so within 45 days of the Issue Date and shall use commercially reasonable efforts to have the Title Company, within 10 days thereafter, omit corresponding survey exceptions on the relevant title insurance policies issued and issue those endorsements to such title insurance policies (such as survey and access) that cannot be issued without such surveys.]

Events of Default and Remedies

     The Indenture provides that each of the following constitutes an Event of
Default:

     (i) default for 30 days in the payment when due of Interest on, or Liquidated Damages, if any, with respect to, the Notes;

     (ii) default in payment when due of the principal of or premium, if any, on the Notes;

     (iii) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions "--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Preferred Stock" or "--Merger, Consolidation, or Sale of Assets;"

     (iv) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Asset Sales" or "Repurchase at the Option of Holders--Change of Control;"

     (v) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to comply with any of its other agreements in the Indenture, the Notes, the Guarantees, the Collateral Agreement and the other Security Documents;

     (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default (a) is caused by a failure to pay principal of or premium, if any, or Interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates without duplication $1.0 million or more;

     (vii) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $1.0 million (excluding amounts covered by insurance), which judgments are not paid, discharged, stayed, vacated or bonded pending appeal by a reputable financial intermediary with an investment grade rating for a period of 60 days from the entry thereof;

     (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries;

     (ix) except as permitted under the Indenture and the Collateral Agreement, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect for 30 days after notice or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Guarantee; and

     (x) except as permitted by the Collateral Agreement and the other Security Documents, any amendments thereto or the covenant described above under the caption "--Liens", any of the Collateral Agreement or the other Security Documents ceases to be in full force and effect or ceases to be effective, in all material respects, to create the security interest purported to be created in the Collateral in favor of the Holders for 30 days after notice.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Restricted Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or Interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of Interest on, or the principal of, the Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default or any litigation, investigation, administrative action or other proceeding (a "Proceeding") by a Governmental Authority, to deliver to the Trustee a statement specifying such Default or Event of Default or such Proceeding.

No Personal Liability of Directors, Officers, Employees and Stockholders

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Transfer and Exchange

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

     Except as provided in the next three succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of Holders of Notes holding at least two-thirds in principal amount of the Notes then outstanding, an amendment or waiver may not make any change to those Sections in the Indenture that are set forth under the covenants described above under the captions "Incurrence of Indebtedness and Issuance of Preferred Stock," "Restricted Payments," "Liens" and "Change of Control", if such amendment or waiver would adversely affect the rights of Holders.

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

     (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

     (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

     (iii) reduce the rate of, amounts due under or change the time for payment of Interest on any Note;

     (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or Interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

     (v) make any Note payable in money other than that stated in the Indenture and the Notes;

     (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or Interest on the Notes;

     (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders");

     (viii) make any changes that would affect the ranking of the Notes and the Guarantees, except in accordance with the terms of the Indenture and the Collateral Agreement;

     (ix) release any Subsidiary Guarantor from its obligations under the Guarantees, the Collateral Agreement and the Indenture, except in accordance with the terms of the Collateral Agreement, the Loan Collateral Agreement and the
     Indenture;

     (x) amend or modify any provisions of the Indenture, the Collateral Agreement and other Security Documents, the Notes and the Guarantees relating to the Collateral in any manner adverse to Holders; or

     (xi) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture, the Notes, the Guarantees and the Collateral Agreement (i) to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes and Guarantees in addition to or in place of certificated Notes and Guarantees, (ii) to provide for the assumption of the Company's obligations to Holders in the case of a merger or consolidation, (iii) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture or the Collateral Agreement of any such Holder (including, but not limited to, adding a Guarantor under the Indenture and adding additional collateral to the Collateral) or (iv) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

     Except as set forth in the next paragraph, the New Notes will initially be issued in the form of one Global Note (the "Global Note"). The Global Note will be deposited on the date of the consummation of the Exchange Offer with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

     Notes that are issued as described below under "Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

     The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only thorough the Depositary's Participants or the Depositary's Indirect Participants.

     The Company expects that pursuant to procedures established by the Depositary ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants.

     Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent.

     So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

     Payments in respect of the principal of, premium, if any, Interest and Liquidated Damages, if any, on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their interests in such payments, as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

     The Depositary's management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." The Depositary has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within the Depositary ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the Depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, the Depositary's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom The Depositary licenses software and hardware, and third party vendors on whom the Depositary relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The Depositary has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom the Depositary acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, the Depositary is in the process of developing such contingency plans as it deems appropriate.

     According to the Depositary, the foregoing information with respect to The Depositary has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

Certificated Securities

     Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if:

     (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or

     (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture,

     then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

     Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

Same Day Settlement and Payment

     The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, Interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, Interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

Certain Definitions

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Administrative Agent" means the Administrative Agent under the Senior Credit Facility.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means:
     (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) by the Company or any Restricted Subsidiary other than in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the covenants described above under the captions "--Repurchase at the Option of Holders--Change of Control" and "--Merger, Consolidation, or Sale of Assets" and not by the provisions of the covenant described above under the caption "--Asset Sales"), and

     (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any the Company's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for Net Proceeds in excess of $1.0 million.

     Notwithstanding the foregoing, the following shall not be considered "Asset Sales":

     (i) a transfer of assets by the Company to a Subsidiary Guarantor or by a Restricted Subsidiary of the Company to the Company or to a Subsidiary Guarantor;

     (ii) an issuance or sale of Equity Interests by a Restricted Subsidiary of the Company to the Company or a Subsidiary Guarantor;

     (iii) a Restricted Payment that is permitted by the covenant described above under the caption "--Restricted Payments;"

     (iv) the sale or transfer of the Designated Facilities; and

     (v) the sale by the Company of the Capital Stock of an Unrestricted Subsidiary.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Bankruptcy Code" means, the Bankruptcy Reform Act of 1978, as amended and codified as 11 U.S.C. ss.ss. 101 et. seq.

     "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware.

     "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participation, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

     (i) United States dollars,

     (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition,

     (iii) certificates of deposit and eurodollar time deposits with maturities of not more than one year from the date of acquisition, bankers' acceptances with maturities of not more than one year from the date of acquisition and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better,

     (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and

     (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or one of the two highest ratings from Standard & Poor's Ratings Service Group, a division of the McGraw-Hill Companies, with maturities of not more than 270 days from the date of acquisition.

     "Change of Control" means the occurrence of any of the following:

     (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act;

     (ii) the adoption of a plan relating to the liquidation or dissolution of the Company;

     (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the total of the Voting Stock of the Company (measured by voting power rather than number of shares);

     (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

     (v) the Company consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

     "CIBC Facility" means that certain $2.0 million revolving credit facility dated June 4, 1997, by and between Trim Trends Canada and Canadian Imperial Bank of Commerce, providing for up to $2.0 million of revolving credit borrowings, as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Collateral" means all property of the Company and the Subsidiary Guarantors, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

     "Collateral Agreement" means the Collateral Agreement to be executed and delivered by the Company and each Subsidiary Guarantor, as the same may be amended, supplemented or otherwise modified from time to time.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

     "Comparable Treasury Price" means, with respect to any redemption date for the Notes, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus

     (i) an amount equal to any extraordinary or non-recurring loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus

     (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus

     (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, Cash Flow Participation Interest expense, amortization of debt issuance costs and original issue discount, non-cash interest payments (such as the PIK Notes), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus

     (iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization were deducted in computing such Consolidated Net Income, minus

     (v) non-cash items increasing such Consolidated Net Income for such period (other than items that were accrued in the ordinary course of business), in each case, on a consolidated basis and determined in accordance with GAAP.

     Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent (and in same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

     "Consolidated Interest Coverage Ratio" means, for any period, the ratio of
(a) Consolidated Cash Flow for such period to (b) Consolidated Interest Expense for such period.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of

     (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, Cash Flow Participation Interest expense, amortization of debt issuance costs and original issue discount, non-cash interest payments (such as the PIK Notes), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations),

     (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period (including but not limited to, the value of PIK Notes issued during such period, if applicable) and

     (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon).

     "Consolidated Leverage Ratio" means the ratio of:

     (i) the aggregate outstanding amount of Indebtedness of each of the Company and its Restricted Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP plus the aggregate liquidation preference of all outstanding Disqualified Stock of the Company and preferred stock of the Company's Restricted Subsidiaries (except preferred stock issued to the Company or a Wholly Owned Subsidiary) on such date to

     (ii) the aggregate Consolidated Cash Flow of the Company;

     provided that, for the purposes of determining the ratio described above for (i) the fiscal quarter ending on December 31, 1998, Consolidated Cash Flow shall be deemed equal to Consolidated Cash Flow for such fiscal quarter multiplied by four, (ii) for the six month period ending on March 31, 1999, Consolidated Cash Flow shall be deemed equal to Consolidated Cash Flow for such period multiplied by two and (iii) for the nine month period ending on June 30, 1999, Consolidated Cash Flow shall be deemed equal to Consolidated Cash Flow for such period multiplied by 1.33.

     For purposes of this definition, (i) the amount of Indebtedness which is issued at a discount shall be deemed to be the accreted value of such Indebtedness at the end of the quarter, whether or not such amount is the amount then reflected on a balance sheet prepared in accordance with GAAP, and (ii) the aggregate outstanding principal amount of Indebtedness of the Company and its Subsidiaries and the aggregate liquidation preference of all outstanding preferred stock of the Company's Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness and preferred stock giving rise to the need to perform such calculation had been incurred and issued and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred or preferred stock is being issued had occurred, on the first day of the quarter.

     In addition to the foregoing, for purposes of this definition, Consolidated Cash Flow shall be calculated on a pro forma basis after giving effect to:

     (i) the incurrence of the Indebtedness of such Person and its Subsidiaries and the issuance of the preferred stock of such Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness, at any time subsequent to the beginning of the quarter and on or prior to the date of determination, as if such incurrence or issuance (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the quarter (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average balance of such Indebtedness at the end of each month during such period) and

     (ii) any acquisition (including, without limitation, any acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person that becomes a Subsidiary as a result of such acquisition) incurring, assuming or otherwise becoming liable for Indebtedness or such Person's Subsidiaries issuing preferred stock) at any time on or subsequent to the first day of the quarter and on or prior to the date of determination, as if such acquisition (including the incurrence, assumption or liability for any such Indebtedness and the issuance of such preferred stock and also including any Consolidated Cash Flow associated with such acquisition) occurred on the first day of the quarter, giving pro forma effect to any cost reductions which the Company anticipates if the Company deliver to the Trustee an Officers' Certificate executed by the chief financial or accounting officer of the Company certifying to and describing and quantifying with reasonable specificity the cost reductions, non-recurring expenses and non-recurring costs expected to be attained within the first year after such acquisition.

     Furthermore, in calculating Consolidated Interest Expense for purposes of the calculation of Consolidated Cash Flow, (a) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (b) notwithstanding (a) above, interest determined on a fluctuating basis, to the extent such interest is covered by Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (for such period, on a consolidated basis, determined in accordance with GAAP); provided that:

     (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary that is a Guarantor,

     (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders,

     (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and

     (iv) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less:

     (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person,

     (y) all investments as of such date in unconsolidated Restricted Subsidiaries and in Persons that are not Restricted Subsidiaries (except, in each case, Permitted Investments), and

     (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Continuing Directors" means, as of the date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issue Date or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

     "Default" means any event that is or with the passage of time or the giving of notice (or both) would be an Event of Default.

     "Designated Facilities" means the assets (real and personal property) as of the Issue Date relating to the Toledo,

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Tiffin and Harman businesses.

     "DIP Credit Facilities" means the collective reference to the Company's $175.0 million senior secured debtor-in-possession credit facility and the Company's $25.0 million junior secured debtor-in-possession credit facility, which are being refinanced by the Financings.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature, except to the extent that such Capital Stock is solely redeemable with, or solely exchangeable for, any Capital Stock of such Person that is not Disqualified Stock.

     "Domestic Subsidiary" means any Subsidiary of the Company organized under the laws of the United States of America, any state, territory, possession or the District of Columbia. As of the Issue Date, the Domestic Subsidiaries are Doehler-Jarvis, Inc., Harvard Transportation Corporation., Doehler-Jarvis Greenville, Inc., Doehler-Jarvis Pottstown, Inc., Doehler-Jarvis Technologies, Inc., Doehler-Jarvis Toledo, Inc., Harman Automotive, Inc., Hayes-Albion Corporation and The Kingston-Warren Corporation.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Excluded Foreign Subsidiary" means, any Foreign Subsidiary in respect of which either (i) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (ii) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Issuer, result in adverse tax consequences to the Issuer or violate applicable law in any material respect.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

     (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, Cash Flow Participation Interest expense, amortization of debt issuance costs and original issue discount, non-cash interest payments (such as the PIK Notes), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations),

     (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period (including but not limited to, the value of PIK Notes issued during such period, if applicable),

     (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and

     (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings under any Credit Facility) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of making the computation referred to above:

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

     (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income,

     (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and

     (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "Foreign Subsidiary" means any Subsidiary of the Company (a) that is not a Domestic Subsidiary or (b) whose primary asset is the Capital Stock of one or more Foreign Subsidiaries.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the statements and pronouncements of the Financial Accounting Standards Board and such other statements by such other entities as have been approved by a significant segment of the accounting profession, which are applicable at the Issue Date.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of or pertaining to government.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness, including the Guarantee of the Indenture and the Notes by each of the Subsidiary Guarantors pursuant to the Indenture and any additional Guarantee of the Indenture and the Notes to be executed by any Restricted Subsidiary of the Company.

     "Guarantors" means each of the guarantors of the Company's obligations under the Indenture and the Notes.

     "Hedging Obligations" means, with respect to any Person, the net payment Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and agreements providing for protection against fluctuations in commodity prices and (ii) other agreements or arrangements in the ordinary course of business which are designed to protect such Person against fluctuations in commodity prices, interest rates or currency exchange rates.

     "Indebtedness" means, with respect to any Person:

     (a) any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person),

     (b) to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person, whether or not it appears on the balance sheet of such Person; provided that the amount of such Indebtedness shall be the lesser of the amount of Indebtedness that is the subject of such Guarantee and the maximum liability of such Person on such Guarantee and

     (c) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by or is otherwise the legal liability of such Person, provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the

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amount of such Indebtedness.

     The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest or that allows for the payment of interest in kind, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

     "Intercreditor Agreement" means the intercreditor agreement dated as of the Issue Date by and among the Trustee, the Administrative Agent, the Collateral Agent and the Company that shall set forth the relative rights of the Lenders under the Senior Credit Facility and the Holders of the Notes in respect of shared collateral and the security interests granted pursuant to the Loan Security Documents and the Security Documents.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other Obligations), advances of assets or capital contributions (excluding commission, travel and entertainment, moving, and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Restricted Subsidiary of the Company, the Company or such Restricted Subsidiary, as the case may be, shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Restricted Payments."

     "Issue Date" means the date of the issuance and sale of the Notes.

     "Kingston-Warren" means The Kingston-Warren Corporation, a New Hampshire corporation, and a Subsidiary of the Company.

     "LCPI" means Lehman Commercial Paper Inc.

     "Lender" means each of the institutions a party to and acting as lenders under the Senior Credit Facility.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "LLC Agreement" means the Limited Liability Company Agreement dated November 27, 1995 by and between Hutchinson SA and Kingston-Warren.

     "Loan" means any loan made by any lender pursuant to the Senior Credit Facility.

     "Loan Collateral Agent" means the Collateral Agent under the Loan Collateral Agreement.

     "Loan Collateral Agreement" means the Collateral Agreement to be executed and delivered by the Company and each Loan Guarantor, in favor of the Administrative Agent as the same may be amended, supplemented or otherwise modified from time to time.

     "Loan Documents" means the Senior Credit Facility, the Loan Security Documents, certain applications made by Lenders regarding letters of credit to be issued under the Senior Credit Facility, the Loan Notes and the Intercreditor Agreement.

     "Loan Guarantor" means each Subsidiary of the Company other than Excluded Foreign Subsidiaries.

     "Loan Notes" means the collective reference to any promissory note evidencing Loans.

     "Loan Security Documents" means, collectively, the Loan Collateral Agreement, the Mortgages and all other security hereafter delivered to the Loan Collateral Agent granting a Lien on any property of any Person to secure the obligations and liabilities of the Company or the Subsidiary Guarantors under any Loan Document.

     "Maturity Date" means September 1, 2003.

     "Mortgage" means each of the mortgages and deeds of trust made by the Company or any Subsidiary Guarantor in favor of, or for the benefit of, the Collateral Agent for the benefit of the Holders, substantially in the form as set forth in the Collateral Agreement (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds or Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (A) all costs relating to such Asset Sale (including, without limitation, legal, accounting, investment banking and brokers fees, and sales and underwriting commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (B) amounts required to be applied to repayment of Indebtedness (other than Indebtedness under the Senior Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale and (C) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
(iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Norwest Bank" means Norwest Bank Minnesota, National Association.

     "Note Documents" mean the Indenture, the Notes, the Guarantees, the Collateral Agreement and other Security Documents, the Registration Rights Agreement and the
Intercreditor Agreement.

     "Obligations" means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or its Restricted Subsidiaries whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages (including Liquidated Damages, if any), guarantees and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof.

     "Officer" of any Person means the Chairman of the Board, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of such Person.

     "Officers' Certificate" of any Person means a certificate signed on behalf of such Person by two Officers of such Person, one of whom must be the principal executive officer, the principal financial officer, the treasurer, assistant treasurer or the principal accounting officer of such Person that meets the requirements set forth in the Indenture.

     "Paying Agent" means, with respect to the Notes issued and authenticated under the Indenture, the paying agent maintained and appointed for the Notes pursuant to the Indenture; initially, the Paying Agent shall be Norwest Bank.

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

     "Permitted Business" means the lines of business that the Company and its Restricted Subsidiaries currently conduct on the date hereof or that the Company and its Restricted Subsidiaries contemplate conducting as set forth in the Disclosure Statement For Debtors' First Amended and Modified Consolidated Plan under Chapter 11 of the Bankruptcy Code dated August 19, 1998 filed with the United States Bankruptcy Court for the District of Delaware in connection with the Plan of Reorganization and businesses reasonably related thereto.

     "Permitted Investments" means:

     (a) any Investment in the Company or in a Restricted Subsidiary of the Company;

     (b) any Investment in Cash Equivalents;

     (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person engaged in a Permitted Business, if as a result of such Investment (i) such Person becomes a Subsidiary Guarantor or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary Guarantor;

     (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales;"

     (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

     (f) Investments arising in connection with Hedging Obligations that are incurred in the ordinary course of business, for the purpose of fixing or hedging currency, commodity or interest rate risk (including with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding) in connection with the conduct of the business of the Company and its Restricted Subsidiaries which are Guarantors;

     (g) any Investment existing on the Issue Date and any Investment that replaces, refinances or refunds an Investment, provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded and is made in the same Person as the Investment replaced, refinanced or refunded;

     (h) Investments in Permitted Joint Ventures that have an aggregate fair market value, taken together with all other Investments made pursuant to this clause (h) that are at that time outstanding, not to exceed $7.5 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), provided that (I) no more than $3.0 million of the aggregate amount of Investments (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) permitted by this clause (h) may be made in the form of additional investments in the Permitted Joint Ventures and (II) no more than $4.5 million of the aggregate amount of Investments (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) permitted by this clause (h) may be made in the form of loans or advances made to or on behalf of Hutchinson/Kingston-Warren LLC, pursuant to Section 6.6 of the LLC Agreement for the sole purpose of funding the working capital needs, capital expenditures and other general corporate or partnership needs of Hutchinson/Kingston-Warren LLC in furtherance of its stated business purpose pursuant to Article 2 of the LLC Agreement, provided that the terms and conditions of such loans or advances require their repayment to the Company or Kingston-Warren or that the Company or Kingston-Warren are repaid their share of such expenditures pursuant to the LLC Agreement; and

     (i) other Investments by the Company or any of its Restricted Subsidiaries in any Person engaged in one or more Permitted Businesses, other than those provided for in clause (h), above having an aggregate fair market value (measured as of the date made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (i) that are at the time outstanding, not to exceed $2.5 million.

     "Permitted Joint Venture" means (i) KS-Doehler-Jarvis GmbH, a German joint venture formed by Doehler-Jarvis, Inc. and KS Aluminum Technologie AG, and (ii) Hutchinson/Kingston-Warren LLC, a Delaware limited liability company formed by Kingston-Warren and Hutchinson SA.

     "Permitted Liens" means:

     (i) Liens securing the Senior Credit Facility and the Notes as permitted under the Indenture;

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

     (ii) Liens on the assets of the Company or any of the Subsidiary Guarantors to secure Hedging Obligations with respect to Indebtedness under any Credit Facility permitted by the Indenture to be incurred;

     (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company;

     (iv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and only extend to the property so acquired;

     (v) Liens existing on the Issue Date, provided that any Liens in existence on the Issue Date that are Liens of pre-petition claims, arising from the filing of a voluntary petition for relief under Chapter 11 of the Bankruptcy Code of the Company and certain of its Subsidiaries, or Liens to secure the DIP Credit Facilities, which Liens will not for any reason have been extinguished and released by the Issue Date, shall not be a "Permitted Lien" within the meaning of this definition;

     (vi) Liens to secure any Permitted Refinancing Indebtedness incurred to refinance any Indebtedness secured by any Lien referred to in the foregoing clauses (i) through (v), as the case may be, at the time the original Lien became a Permitted Lien;

     (vii) Liens   in  favor  of  the  Company  or  any  Restricted
Subsidiary that is a Guarantor;

     (viii) Liens incurred in the ordinary course of business (including those incurred in connection with trade credit in the ordinary course of business) of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million in the aggregate at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business which shall be a "Permitted Lien" within the meaning of this definition) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary;

     (ix) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, government contracts, leases, letters of credit or licenses or other obligations of a like nature incurred in the ordinary course of business (including, without limitation, landlord Liens on leased properties);

     (x) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted, provided that any reserve or other appropriate provision as shall be required to conform with GAAP shall have been made therefor;

     (xi) Liens to secure Indebtedness (including Capital Lease Obligations and purchase money obligations) permitted by clauses (iii) or (iv) of the second paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

     (xii) carriers', warehousemen's, mechanics', landlords' materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations not overdue for a period in excess of 60 days or which are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted; provided that any reserve or other appropriate provision as shall be required to conform with GAAP shall have been made therefor;

     (xiii) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in any case materially detract from the value of the property subject thereto or do not interfere with or adversely affect in any material respect the ordinary conduct of the business of the Company and its Restricted Subsidiaries taken as a whole;

     (xiv) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar Liens arising in the ordinary course of

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

business;

     (xv) leases or subleases granted to third Persons not interfering with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

     (xvi) Liens (other than any Lien imposed by ERISA or any rule or regulation promulgated thereunder) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security;

     (xvii) other deposits made in the ordinary course of business to secure liability (including letters of credit) to insurance carriers in connection with insurance policies that the Senior Credit Facility and the Indenture require the Company and its Subsidiaries to carry;

     (xviii) any interest or title of a lessor or sublessor under any operating lease;

     (xix) any attachment or judgment Lien not constituting an Event of Default under clause

     (vii) of the first paragraph of the section described above under the caption "Events of Default and Remedies";

     (xx) Liens securing the CIBC Facility as permitted under the Indenture; and

     (xxi) Liens to secure Indebtedness permitted by clause (ix) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock."

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

     (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, accrued and unpaid interest on, any Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

     (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

     (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

     (iv) such Indebtedness is incurred either by the Company or a Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Reference Treasury Dealer" means Lehman Brothers Inc. and three other primary U.S. Government securities dealers in New York City (each, a "Primary Treasury Dealer") appointed by the Trustee in consultation with the Company; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

     "Registration Rights Agreement" means the Registration Rights Agreement dated as of November 24, 1998 among the Company, the Subsidiary Guarantors and Lehman Brothers Inc. whereby the Company will agree to file with the SEC the Exchange Offer Registration Statement on the appropriate form under the Securities Act with

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

respect to the New Notes.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary; provided that, on the Issue Date, all Subsidiaries of the Company shall be Restricted Subsidiaries of the Company.

     "SEC" means the Securities and Exchange Commission.

     "Security Documents" means, collectively, the Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any property of any Person to secure the obligations and liabilities of the Company and the Subsidiary Guarantors.

     "Senior Credit Facility" means that certain $115.0 million Credit Facility, dated as of the Issue Date, by and among the Company, the Subsidiary Guarantors and the several lenders from time to time parties thereto, Lehman Brothers Inc., as Arranger, Lehman Commercial Paper Inc., as Syndication Agent, General Electric Capital Corporation, as Administrative Agent and as Collateral Agent, providing for up to $50.0 million of term loan borrowings and $65.0 million of revolving credit borrowings and in each case, including any related notes, guarantees, collateral documents, instruments, letters of credit and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Senior Debt" means any Indebtedness that is not subordinated in right of payment to the Notes or any other Indebtedness. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Indenture.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or an entity described in clause (i) and related to such Person or (b) the only general partners of which are such Person or of one or more entities described in clause (i) and related to such Person (or any combination thereof). Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" herein refer to a Subsidiary or Subsidiaries of the Company.

     "Subsidiary Guarantor" means each of the Domestic Restricted Subsidiaries that will fully and unconditionally guarantee, jointly and severally, on a senior basis to each Holder the Company's payment obligations under the Indenture and the Notes.

     "Survey" means maps or plats of an as-built survey of the sites of the properties subject to Mortgages certified to the Collateral Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date satisfactory to the Initial Purchaser and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Initial Purchaser and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following:

     (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines;

     (B) the lines of streets abutting the sites and width thereof;

     (C) all visible and/or recorded access and other easements appurtenant to the sites;

     (D) all roadways, paths, driveways, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded or apparent from a physical inspection of the sites;

     (E) any encroachments on any adjoining property by the building structures and improvements on the sites;

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

     (F) if the site is described as being on a filed map, a legend relating the survey to said map; and

     (G) the flood zone designations, if any, in which the mortgaged properties are located.

     "Title Insurance Company" means the title insurance company that will issue a mortgagee's title insurance policy (or policies) or marked up unconditional binder for such insurance that shall (A) be in an amount satisfactory to the Initial Purchaser prior to the Issue Date; (B) insure that the Mortgage insured thereby creates a valid second lien on such mortgaged property (C) name the Collateral Agent, for the benefit of the Initial Purchaser and the Holders of Notes, as the insured thereunder; (D) be in the form of ACTA Loan Policy - 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (E) contain such endorsements and affirmative coverage as the Initial Purchaser may reasonably request and (F) be satisfactory to the Initial Purchaser (including any such title companies acting as co-insurers or reinsurers, at the option of the Initial Purchaser).

     "Treasury Rate" means, with respect to any redemption date for the Notes,
(i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Maturity Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or
(ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

     "Trim Trends Canada" means Trim Trends Canada Ltd., a company organized under the laws of Canada, and a Subsidiary of the Company.

     "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

     (a) has no Indebtedness other than Non-Recourse Debt,

     (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company,

     (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results, and

     (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; provided that, notwithstanding the above, the Company and its Restricted Subsidiaries may make payments to, provide credit or credit support for or make investments in Unrestricted Subsidiaries to the extent that such payments or investments are in compliance with the covenant entitled "Restricted Payments."

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary, 100% of the outstanding Capital Stock and other

Equity Interests of which is directly or indirectly owned by the Company.

          DESCRIPTION OF INDEBTEDNESS UNDER THE SENIOR CREDIT FACILITY

     The following summary of the material terms and provisions of the Senior Credit Facility does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Senior Credit Facility, a copy of which was filed as an exhibit to the Exchange Offer Registration Statement and is available as set forth under the caption "Where You Can Find More Information.".

     Concurrently with the effectiveness of the Plan of Reorganization and the consummation of the Offering, the Company entered into the Senior Credit Facility with a group of lenders led by General Electric Capital Corporation, as Administrative Agent, Lehman Brothers Inc., as Arranger, and Lehman Brothers Commercial Paper Inc., as Syndication Agent. The Senior Credit Facility provides for up to $50.0 million in term loan borrowings and up to $65.0 million of revolving credit borrowings.

     The term loan portion of the Senior Credit Facility will mature on the fourth anniversary of the Effective Date and will be amortized in quarterly installments in an aggregate principal amount for each year equal to the amount set forth opposite such year below (with installments in each year being equal in amount):

                   Period              Principal Amount
                   ------              ----------------

                   Year 1                 $1,000,000

                   Year 2                 $1,000,000

                   Year 3                 $1,000,000

                   Year 4                 $1,000,000

     The revolving credit portion of the Senior Credit Facility will expire on the third anniversary of the Effective Date and will be available on a revolving basis prior to its expiration, provided that the sum of (i) the outstanding amount of all direct borrowings under the revolving credit facility plus (ii) the outstanding amounts of all undrawn letters of credit under the revolving credit facility may not exceed the "Borrowing Base. The "Borrowing Base" is an amount calculated as the sum of (i) 85% of eligible accounts receivable, plus
(ii) 60% of eligible finished goods and raw materials inventory, plus (iii) 33% of eligible tooling inventory, up to $2 million, plus (iv) 25% of eligible work-in-process inventory, in each case less any reasonable reserves as required by the Administrative Agent. Further, total inventory-based commitments cannot exceed $20 million. The ability to meet the operating cash requirements of the Company could be impaired if the Company fails to meet any of the covenants contained in the Senior Credit Facility and such noncompliance is not cured by the Company or waived by the lenders.

     The Company will be required, subject to certain exceptions, to prepay outstanding borrowings from the net proceeds of certain asset sales, equity and debt issuances and 100% of annual excess cash flow, provided, however, that under certain circumstances the Company may use up to 50% of annual excess cash flow to redeem or prepay the Notes in an amount not to exceed $3 million in any fiscal year and $5 million in the aggregate. Borrowings under the Senior Credit Facility will be secured by a perfected first priority security interest in the Collateral that secures, on a second priority basis, the Notes, in each case subject to certain existing and permitted liens.

     Funds borrowed under the Senior Credit Facility will bear interest at either (i) the Base Rate plus the Applicable Margin or (ii) the Eurodollar Rate plus the Applicable Margin. "Base Rate" means the highest of (i) the rate of interest publicly announced by Bankers Trust Company as its prime rate then in effect, (ii) the secondary market rate for three-month certificates of deposit (adjusted for statutory reserve requirements) plus 1% and (iii) the federal funds effective rate from time to time plus 0.5%. "Applicable Margin" means (i) 2.25% in the case of Base Rate term loans, (ii) 3.50% in the case of Eurodollar term loans, (iii) 2.125% in the case of Base Rate loans which are revolving credit loans and (iv) 3.375% in the case of Eurodollar loans which are revolving credit loans. "Eurodollar Rate" means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three or six months (as selected by the Company) are offered in the interbank market.

     The Senior Credit Facility will restrict, among other things and subject to certain exceptions, the Company's ability: (i) to incur additional indebtedness, except for extensions or refundings of certain permitted indebtedness, (ii) to merge, consolidate, liquidate, dissolve, sell or transfer all or substantially all of its assets or make other similar fundamental changes, (iii) to sell assets outside the ordinary course of business (other than the Designated Facilities (as defined therein)) in excess of amounts set forth therein in any fiscal year, (iv) to guarantee or invest in, or make loans or advances to, other persons or entities, (v) to declare or pay dividends or make other distributions with respect to the Company's equity interests, (vi) to engage in certain transactions with affiliates and holders of its equity interests and (vii) to redeem or prepay the Notes. The Senior Credit Facility will also require the Company to maintain financial ratios relating to leverage, interest coverage and fixed charge coverage. In addition, the Senior Credit Facility will impose restrictions on capital expenditures of the Company.

     Events of default under the Senior Credit Facility will include, among other things: (i) the failure by the Company to pay principal, interest or any other amount due thereunder when due, (ii) the failure of the Company or any of its subsidiaries to pay any principal, interest or other amount due on other indebtedness (including capitalized leases) in excess of an aggregate amount of $1,000,000, or the occurrence of any other breach, default or event of default pursuant to such other indebtedness that would cause or permit acceleration thereof in excess of an aggregate amount of $1,000,000, (iii) a breach by the Company of any covenant or agreement under the Senior Credit Facility (following expiration of any applicable grace period), (iv) the material inaccuracy of any representation or warranty made by the Company under the Senior Credit Facility,
(v) judgments against the Company in excess of $1,000,000, (vi) certain changes of control, (vii) certain ERISA events and (viii) acts of bankruptcy, insolvency or dissolution. Under the terms of the Indenture with respect to the Notes offered hereby, an event of default under the Senior Credit Facility would result in an Event of Default under the Indenture.

     Collateral. Pursuant to the Senior Credit Facility, the Company, the other Borrowers (as defined in the Senior Credit Facility) and the Administrative Agent will enter into a Collateral Agreement (the "Loan Collateral Agreement"). The obligations of the Company under the Senior Credit Facility will be secured, subject to the terms of the Loan Collateral Agreement by a first priority security interest in substantially all the tangible and intangible assets (including all accounts receivable, equipment, real property, intellectual property and all of the capital stock of the Subsidiary Guarantors) of the Company and the Subsidiary Guarantors and all proceeds thereof. See "Description of Notes-Collateral" and "Description of Notes-Intercredtior Agreement."

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain United States federal income tax consequences to U.S. Holders (as defined below) associated with the ownership and disposition of the New Notes. Except where noted, it deals only with Notes issued pursuant to the Exchange Offer and held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, traders in securities that elect to mark to market, financial institutions, life insurance companies, tax-exempt organizations or holders whose "functional currency" is not the U.S. dollar or who hold the New Notes as a hedge or part of a straddle or conversion transaction. Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and, at any time and without prior notice, such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below.

     A U.S. Holder means a holder of a Note that is a citizen or resident of the United States, a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, or an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or any other person whose worldwide income or gain is otherwise subject to United States federal income taxation on a net income basis.

     The following summary does not address the United States federal income tax consequences applicable to holders other than U.S. Holders.

     Persons considering the purchase, ownership or disposition of Notes should consult their own tax advisors concerning the federal income tax consequences and consequences arising under the laws of any other taxing jurisdiction.

The Exchange Offer

     The exchange of Old Notes for New Notes pursuant to the Exchange Offer should be treated as a continuation of the corresponding Old Notes because the terms of the New Notes are not materially different from the terms of the Old Notes. Accordingly, such exchange should not constitute a taxable event to U.S. Holders and, therefore, (i) no gain or loss should be realized by U.S. Holders upon receipt of a New Note, (ii) the holding period of the New Note should include the holding period of the Old Note exchanged therefor and (iii) the adjusted tax basis of the New Note should be the same as the adjusted tax basis of the Old Note exchanged therefore immediately before the exchange.

Tax Characterization of the Notes

     The Company intends to treat the New Notes as indebtedness for federal income tax purposes. Such treatment is not binding on the Internal Revenue Service ("IRS"). Accordingly, there can be no assurance that a court would not hold that the New Notes should be characterized, in whole or in part, as equity for federal income tax purposes. The following discussion assumes that the New Notes will be respected as indebtedness of the Company for federal income tax purposes.

Taxation of Interest on the Notes

     Fixed Interest Payments. Fixed interest on the New Notes will be taxable to a U.S. Holder as ordinary interest income in accordance with the U.S. Holder's method of tax accounting at the time that such interest is accrued or (actually or constructively) received.

     Contingent Interest Payments. A U.S. Holder will report the accrual of any Cash Flow Participation Interest on the Notes under the "noncontingent bond method" of the original issue discount ("OID") regulations. Under the noncontingent bond method, Cash Flow Participation Interest will accrue on the New Notes based upon the Company's determination of the projected amount of such interest over the term of the New Notes based on the "comparable yield" of the New Notes. In order to determine the income of U.S. Holders, the Regulations require the Company to determine, as of the issue date, the comparable yield for the New Notes. The comparable yield for the New Notes is the yield at which the Company would issue a fixed rate debt instrument with terms and conditions similar to those of the New Notes. The Company is required to provide the comparable yield to owners and, solely for tax purposes, is also required to provide to U.S. Holders a projected payment schedule, which is a hypothetical schedule for payments on the New Notes. The projected payment schedule must produce the comparable yield over the life of the New Notes. The Company's comparable yield and projected payment schedule will be available from the Corporate Finance Department of the Company (Mail address: 3 Werner Way, Lebanon, New Jersey, 08833; via facsimile transmission 908-236-0071).

     The comparable yield and projected payment schedule are used to determine accruals of interest for tax purposes only and are not assurances by the Company with respect to the actual yield of, or payments to be made in respect of, a New Note. Further, the comparable yield and the projected payment schedule do not necessarily represent the Company's expectations regarding such yield or the amount of payments with respect to the New Notes, which may be less than the projected payments.

     For purposes of reporting the accrual of OID on the New Notes, all U.S. Holders will be bound by the Company's determination of the projected amount of Cash Flow Participation Interest as of the issue date. However, if a U.S. Holder believes that the Company-provided projected amount is unreasonable, a U.S. Holder must set its own projected payment schedule and explicitly disclose the use of such schedule and the reason therefor.

     Under the noncontingent bond method, if the Cash Flow Participation Interest payable for any period differs from the amount projected to be paid as of the Issue Date, the amount of income includible for that period will be subject to positive or negative adjustment, as appropriate. Any net reduction for the taxable year below zero (a "Negative Adjustment") will constitute an ordinary loss to the extent of prior income accruals and will be carried forward to offset future interest accruals during subsequent periods. At maturity, any remaining Negative Adjustment will give rise to an ordinary loss on retirement of the New Note.

Optional Redemption

     The Company has the option to redeem the New Notes at any time prior to September 1, 2001 at a redemption price equal to 100% of the principal amount thereof plus the Make-Whole Premium, plus, to the extent not included in the Make-Whole Premium, accrued and unpaid Interest and Liquidated Damages. See "Description of Notes--Optional Redemption." Under the OID regulations, the Company is presumed to exercise any option that reduces the yield-to-maturity of the New Notes. Because the exercise of the option to redeem will reduce the yield-to-maturity of the New Notes, the option will be presumed exercised for purposes of computing the accrual of OID on the New Notes. If, contrary to such presumption, the Company does not exercise its option to redeem the New Notes, then, solely for purposes of computing subsequent accruals of OID, the Notes shall be treated as retired and reissued on the redemption date.

     If the Company exercises such rights to redeem the New Notes, the tax treatment of the redemption would be governed by the rules for dispositions generally. See "Disposition of the Notes."

Disposition of the Notes

     Generally, any sale or redemption of the New Notes will result in taxable gain or loss equal to the difference between the amount of cash or other property received and the U.S. Holder's adjusted tax basis in the New Notes. For purposes of determining gain or loss on the sale or other disposition of a New Note, a U.S. Holder's adjusted tax basis will equal the issue price of the New Note, increased by the interest accrued on the New Note, based upon the Company's determination, as of the issue date, of the projected amount of Cash Flow Participation Interest, and decreased by the amount of any prior payments of Coupon Interest and the projected amount of any prior payments of Cash Flow Participation Interest. For purposes of computing adjustments to the issue price of the New Notes, the projected payments of Cash Flow Participation Interest on the New Notes will be treated as actual payments on the New Notes. In general, any gain upon a sale or other disposition of a New Note will be treated as ordinary income (rather than capital gain) and any loss, except as described above under "Contingent Interest Payments," will be treated as a capital loss.

Backup Withholding

     A U.S. holder may be subject, under certain circumstances, to backup withholding at a 31 percent rate with respect to payments received with respect to the New Notes. This withholding generally applies only if the U.S. Holder (i) fails to furnish his or her social security or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he or she has failed to report payments of interest or dividends and the IRS has notified the Company that he or she is subject to backup withholding, or
(iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding. Any amount withheld from a payment to a

U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder's federal income tax liability, provided that the required information is furnished to the IRS. Certain U.S. Holders may not be subject to backup withholding. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                              PLAN OF DISTRIBUTION

     Each Holder desiring to participate in the Exchange Offer will be required to represent, among other things, that (i) it is not an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company, (ii) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the New Notes, and (iii) it is acquiring the New Notes in the ordinary course of its business. A Restricted Holder will not be able to participate in the Exchange Offer, and may only sell its Old Notes pursuant to a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act, or pursuant to an exemption from the registration requirement of the Securities Act.

     Each Participating Broker-Dealer who holds Old Notes that were acquired for its own account as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company), may exchange such Old Notes pursuant to the Exchange Offer; however, such Participating Broker-Dealer may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the New Notes received by the Broker-Dealer in the Exchange Offer, which prospectus delivery requirement may be satisfied by the delivery by such Broker-Dealer of the Prospectus contained in the Exchange Offer Registration Statement.

     Based upon interpretations by the staff of the Commission, the Company believes that New Notes issued pursuant to the Exchange Offer to Participating Broker-Dealers may be offered for resale, resold, and otherwise transferred by a Participating Broker-Dealer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. The Company has agreed that for a period of 180 days following the date on which the Exchange Offer Registration is declared effective, they will make this Prospectus available to Participating Broker-Dealers for use in connection with any such resale. During such period of time, delivery of this Prospectus, as it may be amended or supplemented, will satisfy the prospectus delivery requirements of a Participating Broker-Dealer engaged in market making or other trading activities.

     Based upon interpretations by the staff of the Commission, the Company believes that New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by a Holder thereof (other than a Participating Broker-Dealer) without compliance with the registration and prospectus delivery requirements of the Securities Act.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such New Notes. Any Participating Broker-Dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

                              VALIDITY OF THE NOTES

     The validity of the New Notes will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York.

                                     EXPERTS

     The audited consolidated financial statements of the Company for the year ended September 30, 1998 incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the Company's ability to continue as a going concern as discussed in
Note 1 to the consolidated financial statements.

================================================================================


You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this Prospectus. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not under any circumstances assume that the information in this Prospectus is correct on any date after the date of this Prospectus.


                               ------------------



                                TABLE OF CONTENTS


                                                          Page
                                                          ----

          About This Prospectus............................ii
          Where You Can Find More Information..............ii
          Prospectus Summary................................1
          Risk Factors......................................8
          Use Of Proceeds..................................20
          Capitalization...................................21
          Selected Historical Consolidated Financial And
             Operating Data................................22
          The Exchange Offer...............................24
          Description Of The Notes.........................32
          Description Of Indebtedness Under The Senior
             Credit Facility...............................69
          Certain Federal Income Tax Consequences..........71
          Plan Of Distribution.............................74
          Validity Of The Notes............................75
          Experts..........................................75



================================================================================





================================================================================


                                   $25,000,000







                        Offer to Exchange 14-1/2% Senior
                                 Notes due 2003
                      that have been registered under the
                             Securities Act of 1933
                         for outstanding 14-1/2% Senior
                                 Notes due 2003




                               ------------------

                               P R O S P E C T U S
                           Dated __________ __ , 1999

                               ------------------





                                     Harvard
                                Industries, Inc.




================================================================================

                                     PART II

Item 20. Indemnification of Directors and Officers

     Generally, Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") permits a corporation to indemnify certain persons made a party to an action, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which such person was adjudged liable for negligence or misconduct in the performance of such person's duty to the corporation unless the Delaware Court of Chancery or the court in which such action was brought determines that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for proper expenses. To the extent such person has been successful in the defense of any matter, such person shall be indemnified against expenses actually and reasonably incurred by him.

     Section 102(b)(7) of the DGCL enables a Delaware corporation to include a provision in its certificate of incorporation limiting a director's liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. Harvard's Amended and Restated Certificate of Incorporation and By-laws that were adopted pursuant to the Plan of Reorganization provide for indemnification of its officers and directors to the full extent permitted under Delaware law.

Item 21. Exhibits and Financial Statement Schedules

         (a) Exhibits:

   Exhibit No.       Description
   -----------       -----------

        1 Purchase Agreement by and among the Registrant and the Initial Purchasers.

        2.1 Plan of Reorganization and related Disclosure Statement, filed with the U.S. Bankruptcy Court for the District of Delaware on July 10, 1998 (incorporated by reference to Exhibits 99.1 and 99.2 to the Registrant's Form 8-K filed with the Commission on July 24, 1998 (Commission File No. 001-01044)).

        2.2 First Amended and Modified Consolidated Plan of Reorganization dated August 19, 1998, filed with the U.S. Bankruptcy Court for the District of Delaware on August 25, 1998 (incorporated by reference to Exhibit 2.1 to the Registrant's Form 8-K filed with the Commission on October 30, 1998 (Commission File No. 001-01044)).

        3.1(a) Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1(a) to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

        3.1(b) Certificate of Merger of the Registrant (incorporated by reference to Exhibit 3.1(b) to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

        3.2 By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

        4.1 Indenture (including the Form of 14 1/2% Senior Secured Note due September 1, 2003), dated as of November 24, 1998 between the Registrant, the Subsidiary Guarantors and Norwest Minnesota Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.2 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

        5.1*         Opinion of Willkie Farr and Gallagher.

        8.1*         Tax Opinion of Willkie Farr and Gallagher.

       10.1 Settlement Agreement dated as of October 15, 1998, by and among the Registrant, certain of its subsidiaries and the PBGC (incorporated by reference to Exhibit 10.1 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

       10.2 Registration Rights Agreement, dated as of November 23, 1998, by and among the Registrant and Lehman Brothers Inc., as Initial Purchaser (incorporated by reference to Exhibit
                     10.3 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

       10.3 Credit Agreement, dated as of November 24, 1998, between the Registrant, its subsidiaries, General Electric Capital Corporation, as Administrative Agent and the lenders party thereto(incorporated by reference to Exhibit 10.4 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

       10.4 Loan Collateral Agreement, dated as of November 24, 1998, by the Registrant in favor of General Electric Capital Corporation, as Administrative Agent (incorporated by reference to Exhibit 10.5 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

       10.5 Collateral Agreement, dated as of November 24, 1998, by the Registrant in favor of Norwest Bank Minnesota, National Association, as Collateral Agent (incorporated by reference to Exhibit 10.6 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No 0-21362)).

       10.6 Warrant Agreement, dated as of November 24, 1998, between the Registrant and State Street Bank and Trust Company, as Warrant Agent (incorporated by reference to Exhibit 10.7 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

       10.7 Harvard Industries, Inc. Nonqualified ERISA Excess Benefit Plan (incorporated by reference to Exhibit 10.20 to the Registrant's Registration Statement on Form S-1 filed with the Commission on August 24, 1995 (File No. 33-96376)).

       10.8 Harvard Industries, Inc. Nonqualified Additional Credited Service Plan (incorporated by reference to Exhibit 10.21 to the Registrant's Registration Statement on Form S-1 filed with the Commission on August 24, 1995 (File No. 33-96376)).

       10.9 Harvard Industries, Inc. 1998 Stock Incentive Plan (incorporated by reference to Exhibit 10.10 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (File No. 0-21362)).

       16 Letter re change in certifying accountant (incorporated by reference to Exhibit 16.1 to the Company's Current Report on Form 8-K/A filed with the Commission October 7, 1998 (Commission File No. 001-01044)).

       21 List of subsidiaries of the Company (incorporated by reference to Exhibit 21 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

       23.1          Consent of Arthur Andersen LLP, Independent Accountants.

       23.2          Consent of PricewaterhouseCoopers LLP, Independent
                     Accountants.

       23.3 Consent of Willkie Farr & Gallagher (included in their opinion filed as Exhibit 5.1).

       24 Powers of Attorney (contained in the signature pages hereto).

       25            Statement on Form T-1 of Eligibility of Trustee.

       99.1*          Form of Letter of Transmittal.

       99.2*          Form of Notice of Guaranteed Delivery.

       99.3*          Form of Letter to Clients.

       99.4*          Form of Letter to Nominees.

-----------

* To be filed by amendment



      (b) Financial Statement Schedules.

      None.

Item 22. Undertakings.

     Insofar as indemnifications for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the option of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Lebanon, State of New Jersey, on January 25, 1999.


                            HARVARD INDUSTRIES, INC.



                                      By /s/ Roger G. Pollazzi
                                        --------------------------------

                                      Name:  Roger G. Pollazzi
                                      Title: Chief Executive Officer


                                POWER OF ATTORNEY

     We, the undersigned directors and officers of Harvard Industries Inc., do hereby severally and individually constitute and appoint Roger G. Pollazzi and
D. Craig Bowman, and each of them, as our true and lawful attorneys and agents, to do any and all things and acts in our names in the capacities indicated below and to execute any and all instruments for us and in our names in the capacities indicated below which said persons may deem necessary or advisable to enable Harvard Industries, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the offering contemplated by this Registration Statement on Form S-4, including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below and any and all amendments, including post-effective amendments to this Registration Statement and any Rule 462(b) registration statement or amendments thereto; and we hereby ratify and confirm all that said persons shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                    Title                              Date
---------                    -----                              ----

/s/ Roger G. Pollazzi        Chairman of the Board and          January 25, 1999
--------------------------   Chief Executive Officer
Roger G. Pollazzi            (Principal Executive Officer)



/s/ Theodore W. Vogtman      Executive Vice Presient and        January 25, 1999
--------------------------   Chief Financial Officer
Theodore W. Vogtman          (Principal Financial Officer and
                             Principal Accounting Officer)



/s/ Jon R. Bauer             Director                           January 25, 1999
--------------------------
Jon R. Bauer



/s/ Thomas R. Cochill        Director                           January 25, 1999
--------------------------
Thomas R. Cochill

                             Director                           January 25, 1999
--------------------------
Raymond Garfield, Jr.







/s/ Donald P. Hilty          Director                           January 25, 1999
--------------------------
Donald P. Hilty





/s/ George A. Poole          Director                           January 25, 1999
--------------------------
George A. Poole








/s/ James P. Shanahan, Jr.   Director                           January 25, 1999
--------------------------
James P. Shanahan, Jr.








/s/ Richard W. Viesser       Director                           January 25, 1999
--------------------------
Richard W. Viesser

                                  Exhibit Index



Exhibit No.          Description
-----------          -----------

        1 Purchase Agreement by and among the Registrant and the Initial Purchasers.

        2.1 Plan of Reorganization and related Disclosure Statement, filed with the U.S. Bankruptcy Court for the District of Delaware on July 10, 1998 (incorporated by reference to Exhibits 99.1 and 99.2 to the Registrant's Form 8-K filed with the Commission on July 24, 1998 (Commission File No. 001-01044)).

        2.2 First Amended and Modified Consolidated Plan of Reorganization dated August 19, 1998, filed with the U.S. Bankruptcy Court for the District of Delaware on August 25, 1998 (incorporated by reference to Exhibit 2.1 to the Registrant's Form 8-K filed with the Commission on October 30, 1998 (Commission File No. 001-01044)).

        3.1(a) Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1(a) to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

        3.1(b) Certificate of Merger of the Registrant (incorporated by reference to Exhibit 3.1(b) to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No.
                     0-21362)).

        3.2 By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

        4.1 Indenture (including the Form of 14 1/2% Senior Secured Note due September 1, 2003), dated as of November 24, 1998 between the Registrant, the Subsidiary Guarantors and Norwest Minnesota Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.2 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

        5.1*         Opinion of Willkie Farr and Gallagher.

        8.1*         Tax Opinion of Willkie Farr and Gallagher.

       10.1 Settlement Agreement dated as of October 15, 1998, by and among the Registrant, certain of its subsidiaries and the PBGC (incorporated by reference to Exhibit 10.1 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

       10.2 Registration Rights Agreement, dated as of November 23, 1998, by and among the Registrant and Lehman Brothers Inc., as Initial Purchaser (incorporated by reference to Exhibit
                     10.3 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

       10.3 Credit Agreement, dated as of November 24, 1998, between the Registrant, its subsidiaries, General Electric Capital Corporation, as Administrative Agent and the lenders party thereto(incorporated by reference to Exhibit 10.4 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

       10.4 Loan Collateral Agreement, dated as of November 24, 1998, by the Registrant in favor of General Electric Capital Corporation, as Administrative Agent (incorporated by reference to Exhibit 10.5 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

       10.5 Collateral Agreement, dated as of November 24, 1998, by the Registrant in favor of Norwest Bank Minnesota, National Association, as Collateral Agent (incorporated by reference to Exhibit 10.6 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No 0-21362)).

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

       10.6 Warrant Agreement, dated as of November 24, 1998, between the Registrant and State Street Bank and Trust Company, as Warrant Agent (incorporated by reference to Exhibit 10.7 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

       10.7 Harvard Industries, Inc. Nonqualified ERISA Excess Benefit Plan (incorporated by reference to Exhibit 10.20 to the Registrant's Registration Statement on Form S-1 filed with the Commission on August 24, 1995 (File No. 33-96376)).

       10.8 Harvard Industries, Inc. Nonqualified Additional Credited Service Plan (incorporated by reference to Exhibit 10.21 to the Registrant's Registration Statement on Form S-1 filed with the Commission on August 24,1 995 (File No. 33-96376)).

       10.9 Harvard Industries, Inc. 1998 Stock Incentive Plan (incorporated by reference to Exhibit 10.10 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (File No. 0-21362)).

       16 Letter re change in certifying accountant (incorporated by reference to Exhibit 16.1 to the Company's Current Report on Form 8-K/A filed with the Commission October 7, 1998 (Commission File No. 001-01044)).

       21 List of subsidiaries of the Company (incorporated by reference to Exhibit 21 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

       23.1          Consent of Arthur Andersen LLP, Independent Accountants.

       23.2          Consent of PricewaterhouseCoopers LLP, Independent
                     Accountants.

       23.3 Consent of Willkie Farr & Gallagher (included in their opinion filed as Exhibit 5.1).

       24 Powers of Attorney (contained in the signature pages hereto).

       25            Statement on Form T-1 of Eligibility of Trustee.

       99.1*         Form of Letter of Transmittal.

       99.2*         Form of Notice of Guaranteed Delivery.

       99.3*         Form of Letter to Clients.

       99.4*         Form of Letter to Nominees.

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* To be filed by Amendment



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